EXECUTION VERSION

REVOLVING CREDIT FACILITY AGREEMENT

entered into between

ABSA BANK LIMITED

(acting through its Corporate and Investment Banking Division)

(as Mandated Lead Arranger and Original Lender and Hedge Provider)

and

DRDGOLD LIMITED

(as Borrower)

and

Ergo Mining Proprietary Limited

(as Hedge Counterparty and Obligor)

and

THE COMPANIES LISTED IN PART I OF SCHEDULE 1

(the Original Guarantors)

TABLE OF CONTENTS

NO.	DESCRIPTION	PAGE NO.

1.        DEFINITIONS AND INTERPRETATION

SECTION 2: THE FACILITIES

2.        THE FACILITIES

3.        PURPOSE

4.        CONDITIONS OF UTILISATION

SECTION 3:  UTILISATION

5.        UTILISATION

SECTION 4:  REPAYMENT, PREPAYMENT AND CANCELLATION

6.        REPAYMENT

7.        PREPAYMENT AND CANCELLATION

SECTION 5:  COSTS OF UTILISATION

8.        INTEREST

9.        INTEREST PERIODS

10.      CHANGES TO THE CALCULATION OF INTEREST

11.      FEES

SECTION 6:  ADDITIONAL PAYMENT OBLIGATIONS

12.      TAX GROSS UP AND INDEMNITIES

13.      INCREASED COSTS

14.      OTHER INDEMNITIES

15.      MITIGATION BY THE LENDERS

16.      COSTS AND EXPENSES

SECTION 7:  GUARANTEE

17.      GUARANTEE AND INDEMNITY

SECTION 8:  REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.      REPRESENTATIONS

19.      INFORMATION UNDERTAKINGS

20.      FINANCIAL COVENANTS

21.      GENERAL UNDERTAKINGS

22.      EVENTS OF DEFAULT

SECTION 9:  CHANGES TO PARTIES

23.      CHANGES TO THE LENDERS

24.      CHANGES TO THE OBLIGORS

SECTION 10: THE FINANCE PARTIES

25.      ROLE OF THE ARRANGER

26.      CONDUCT OF BUSINESS BY THE FINANCE PARTIES

SECTION 11:  ADMINISTRATION

27.      PAYMENT MECHANICS

28.      NOTICES

29.      CALCULATIONS AND CERTIFICATES

30.      PARTIAL INVALIDITY

31.      PUBLICITY

32.      REMEDIES AND WAIVERS

33.      AMENDMENTS AND WAIVERS

34.      CONFIDENTIALITY

35.      RENUNCIATION OF BENEFITS

36.      COUNTERPARTS

37.      WAIVER OF IMMUNITY

38.      SOLE AGREEMENT

39.      NO IMPLIED TERMS AND PREVALENCE

40.      INDEPENDENT ADVICE

SECTION 12 : GOVERNING LAW AND ENFORCEMENT

41.      GOVERNING LAW

42.      JURISDICTION

SCHEDULE 1 –  THE ORIGINAL PARTIES

SCHEDULE 2 – CONDITIONS PRECEDENT

SCHEDULE 3 – REQUESTS

SCHEDULE 4 – FORM OF TRANSFER CERTIFICATE

Schedule 5 –  FORM OF ACCESSION LETTER

SCHEDULE 6 – FORM OF RESIGNATION LETTER

SCHEDULE 7 – FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 8 – EXISTING SECURITY

SCHEDULE 9 – LMA FORM OF CONFIDENTIALITY UNDERTAKING

SCHEDULE 10 – MATERIAL COMPANIES

SCHEDULE 11 – PERMITTED TRANSFEREES

SCHEDULE 12 - EXISTING FINANCIAL INDEBTEDNESS

SCHEDULE 13:  EXISTING INTER-COMPANY LOANS AT 2 JULY 2018

THIS AGREEMENT is dated [•] 2018 and entered into between:

(1)         DRDGold Limited (the “Borrower”);

(2)         The Companies listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Borrower, the “Original Obligors”); and

(3)         Absa Bank Limited (acting through its Corporate and Investment Banking Division) as lender (the “Mandated Lead Arranger”, “Hedge Provider” and “Original Lender”).

IT IS AGREED as follows:

SECTION 1:  INTERPRETATION

1.        DEFINITIONS AND INTERPRETATION

1.1.        Definitions

In this Agreement:

1.1.1.        “Absa” means Absa Bank Limited (acting through its Corporate and Investment Banking division) (registration number 1986/004794/06), a public company and registered bank duly incorporated according to the company and banking laws of South Africa;

1.1.2.        “Acceptable Bank” means:

1.1.2.1.        Absa, FirstRand Bank Limited, Investec Bank Limited, Nedbank Limited and The Standard Bank of South Africa Limited; or

1.1.2.2.        a bank or financial institution which has an international rating for its long-term unsecured and non-credit enhanced debt obligations of A+ or higher by Standard & Poor's Ratings Services or A1 or higher by Moody's Investor Services Limited, or a comparable rating from an internationally recognised credit rating agency; or

1.1.2.3.        any other bank or financial institution approved by the Lender;

1.1.3.        "Accession Letter" means a document substantially in the form set out in Schedule 5 (Form of Accession Letter);

1.1.4.        "Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with clause 24.2 (Additional Guarantors);

1.1.5.        "Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

1.1.6.        "Agreement" means this agreement and its schedules, as amended from time to time;

1.1.7.        "Auditors" means any one of KPMG, PriceWaterhouseCoopers, Ernst & Young or Deloitte or any other firm of auditors approved in advance by the Lender;

1.1.8.        "Authorisation" means an authorisation, consent, approval, resolution, licence, permit, exemption, filing, notarisation, lodgement or registration;

1.1.9.        "Availability Period" means, subject to the fulfilment of the Conditions Precedent, the period from and including Financial Close and ending on the earlier of:

1.1.9.1.        the date on which all of the commitments in relation to the Available Facility is cancelled, in terms of this Agreement; and

1.1.9.2.        the date which is 1 (one) Month prior to the Final Repayment Date;

1.1.10.     "Available Commitment" means the Lender’s Commitment under the Facility minus (subject as set out below):

1.1.10.1.    the amount of its participation in any outstanding Loans under the Facility; and

1.1.10.2.    in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under the Facility on or before the proposed Utilisation Date,

provided that for the purposes of calculation the Available Commitment in relation to any proposed Utilisation under the Facility, the Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from the Lender’s Commitment;

1.1.11.     "Available Facility" means, in relation to a Facility, the aggregate for the time being of the Lender's Available Commitment;

1.1.12.     "Borrower" means DRDGOLD Limited  (registration number 1895/000926/06), a company  duly registered and incorporated  with limited liability in  accordance  with the laws  of  South  Africa;

1.1.13.     "Break Costs" means the amount (if any) by which:

1.1.13.1.    the interest (excluding the Margin) which the Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

1.1.13.2.    the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Johannesburg Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

1.1.14.     “Break Gains” means the amount (if any) by which the amount referred to in in clause 1.1.13.2 exceeds the amount referred to in clause 1.1.13.1;

1.1.15.     "Business Day" means a day (other than a Saturday, a Sunday or official public holiday) on which banks are open for general business in Johannesburg;

1.1.16.     “Code” means the US Internal Revenue Code of 1986;

1.1.17.     "Commitment" means an amount of ZAR300 000 000 (three hundred million Rand):

1.1.17.1.    to the extent not cancelled, reduced or transferred by the Lender under this Agreement, and

1.1.17.2.    exclusive of any accrued and unpaid or capitalised interest;

1.1.18.     “Commitment Fee” means the commitment fee computed at the rate of 35% (thirty five percent) of the applicable Margin per annum, payable by the Borrower to the Lender, on the Available Commitment under the Facility during the Availability Period and which fee shall accrue on a daily basis and shall be payable on each Quarter Date;

1.1.19.     "Companies Act" means the Companies Act, 71 of 2008;

1.1.20.     "Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate);

1.1.21.     "Default" means:

1.1.21.1.    an Event of Default;

1.1.21.2.    or any event or circumstance specified in clause 22 (Events of Default) which would (with the expiry of any applicable grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

1.1.22.     “Discharge Date” means the date on which:

1.1.22.1.    the Loans (other than contingent liabilities in respect of continuing indemnities under the Finance Documents under which no claim has been made and which remains un-charged) have been irrevocably and unconditionally finally paid and discharged in full (whether or not as a result of enforcement); and

1.1.22.2.    no Finance Party has any commitment whatsoever to provide finance or any other form of credit support or financial accommodation to any person under the Finance Documents;

1.1.23.     "Disruption Event" means either or both of:

1.1.23.1.    a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

1.1.23.2.    the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

1.1.23.2.1.     from performing its payment obligations under the Finance Documents; or

1.1.23.2.2.     from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

1.1.24.     “Distribution”  means any payment by way of interest or principal, dividend, capital reduction, return of capital, fee, royalty or other distribution or payment by or on behalf of a company to or for the account of any direct or indirect shareholder of that company or Affiliate or direct or indirect shareholder, of that shareholder;

1.1.25.     "Eligible Institution" means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower;

1.1.26.     "Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

1.1.26.1.    air (including air within natural or man-made structures, whether above or below ground);

1.1.26.2.    water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

1.1.26.3.    land (including, land under water);

1.1.27.     "Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

1.1.28.     "Environmental Law" means any applicable law or regulation which relates to:

1.1.28.1.    the pollution or protection of the Environment;

1.1.28.2.    harm to or the protection of human health;

1.1.28.3.    the conditions of the workplace; or

1.1.28.4.    the generation, handling, storage, use, release, emission or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including any waste;

1.1.29.     "Environmental Permits" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of member of the Group conducted on or from the properties owned or used by any member of the Group;

1.1.30.     “Ergo” means Ergo Mining Proprietary Limited (registration number 2007/004886/07), a company duly registered and incorporated with limited liability in accordance with laws of South Africa;

1.1.31.     "Event of Default" means any event or circumstance specified as such in clause 22 (Events of Default);

1.1.32.     “Existing Financial Indebtedness” means the Group’s existing financial indebtedness as set out in Schedule 12 (Existing Financial Indebtedness);

1.1.33.     “Existing Inter-Company Loans” means the Group’s existing inter-company loans as set out in Schedule 13 (Existing Inter-Company Loans);

1.1.34.     “Existing Security” means the Group’s existing Security as set out in Schedule 8 (Existing Security);

1.1.35.     "Facility" means the revolving credit facility made available under this Agreement as described in clause 2 (The Facilities);

1.1.36.     “Facility Letter” means the letter from the Original Lender to the Borrower and the Hedge Counterparty documenting certain facilities made available by the Original Lender, all on the terms and conditions contained therein;

1.1.37.     “FATCA” means:

1.1.37.1.    sections 1471 to 1474 of the Code or any associated regulations;

1.1.37.2.    any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph 1.1.37.1 above, or

1.1.37.3.    any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs 1.1.37.1 or 1.1.37.2 above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

1.1.38.     “FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

1.1.39.     “FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;

1.1.40.     "Fee Letter" means any letter or letters dated on or about the Signature Date between the Lender and the Borrower setting out any of the fees referred to in clause 11 (Fees);

1.1.41.     “Final Repayment Date” means 2 (two) years from Financial Close;

1.1.42.     "Finance Document" means this Agreement, any Fee Letter, any Subordination Agreement, any Facility Letter, any Accession Letter, the Further Rights Letter, each Security Document, each Utilisation Request, any Hedging Agreement, any Transfer Certificate and each Compliance Certificate and any other document designated as such by the Lender and the Borrower;

1.1.43.     "Finance Parties" means the Mandated Lead Arranger and the Lender, Hedge Provider and “Finance  Party” means each or either of them as context may require;

1.1.44.     “Financial Close” means the date on which the Lender confirms in writing to the Borrower that all the conditions precedent have been fulfilled, waived or deferred to the satisfaction of the Lender;

1.1.45.     "Financial Indebtedness" means any indebtedness for or in respect of:

1.1.45.1.    moneys borrowed;

1.1.45.2.    any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

1.1.45.3.    any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

1.1.45.4.    the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would in accordance with IFRS in force prior to 1 January 2019, have been treated as an operating lease);

1.1.45.5.    receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

1.1.45.6.    any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to any other sub-clause of this definition having the commercial effect of a borrowing;

1.1.45.7.    any Treasury Transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of that derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

1.1.45.8.    any amount raised by the issue of shares which are redeemable;

1.1.45.9.    any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

1.1.45.10. any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question;

1.1.45.11. any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under IFRS; and

1.1.45.12. the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in clauses 1.1.45.1 to 1.1.45.9;

1.1.46.     "Financial Year" means the annual accounting period of the Group, ending on 30 June in each calendar year;

1.1.47.     “Further Rights Letter” means a letter agreement entitled Further Rights Letter entered into or to be entered into between the Borrower and the Lender on or about the Signature Date;

1.1.48.     “Guardrisk Cell Captive A170” means Guardrisk Insurance Company Limited (registration number 1992/001639/06), a company duly registered and incorporated with limited liability in accordance with laws of South Africa;

1.1.49.     "Group" means the Borrower, each Subsidiary and incorporated Joint Venture (if any) in respect of which any member of the Group:

1.1.49.1.    owns 50% (fifty percent) or more of the Shares;

1.1.49.2.    casts or controls the casting of 50% (fifty percent) or more of the maximum number of votes; or

1.1.49.3.    is able to give direction with respect to the operating and financial policies of any Joint Venture, from time to time with which the directors or other equivalent officers of that person are obliged to comply;

1.1.50.     “Group Structure Chart” means the written group structure diagram reflecting the Group, in the agreed form and signed by a director of the Borrower;

1.1.51.     "Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 24 (Changes to the Obligors);

1.1.52.     “Guarantor Coverage Test” means the aggregate of turnover, EBITDA of the Obligors (calculated on the same basis as EBITDA as defined in clause 20.1.2) and tangible assets of the Obligors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) representing at least 90% (ninety percent) of the consolidated turnover, EBITDA and tangible assets of the Group, in each case calculated by reference to the then most recent financial statements of each Obligor and the then most recent financial statements of the Group;

1.1.53.     "Hedging Agreement" means any document or instrument entered into between the Hedge Provider and the Hedge Counterparty or the Hedge Provider and the Borrower in the form of a 2002 ISDA Master Agreement or a ISDA long form confirmation, which governs the terms and conditions related to a Treasury Transaction;

1.1.54.     "Hedge  Counterparty" means, Ergo;

1.1.55.     "Hedge Provider" means, Absa;

1.1.56.     "Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary;

1.1.57.     "IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

1.1.58.     “Internally Generated Cash” means funds generated from the operating activities of the Group in the ordinary course of business but excludes, any Disposal Proceeds, or any Insurance Proceeds and any proceeds arising from any Refinancing;

1.1.59.     "Interest Period" means, in relation to a Loan, each period determined in accordance with clause 9 (Interest periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest);

1.1.60.     "JIBAR" means, for an Interest Period of any Loan or Unpaid Sum:

1.1.60.1.    the applicable Screen Rate; or

1.1.60.2.    if no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum, the Reference Bank Rate,

as of 11h00 on the Quotation Day for the offering of deposits in ZAR for a period comparable to that Interest Period;

1.1.61.     "Johannesburg Interbank Market" means the South African interbank market;

1.1.62.     “Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity comprising an association of two or more persons to undertake a business enterprise through a combination of assets and/or expertise;

1.1.63.     “JSE Limited” means the Johannesburg Stock Exchange Limited (Registration No. 2005/022939/06) a public company with limited liability incorporated in accordance with the company laws of South Africa and a licensed financial exchange in terms of the Financial Markets Act, 2012;

1.1.64.     “Key Management” means Niel Pretorius, Riaan Davel and any other member of management of the Group which replaces any of the aforesaid persons in accordance with clause 21.27;

1.1.65.     "Lender" means:

1.1.65.1.    the Original Lender; and

1.1.65.2.    any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

1.1.66.     "Loan" means:

1.1.66.1.    a loan made or to be made under the Facility, or

1.1.66.2.    the principal amount outstanding, for the time being, of that loan;

1.1.67.     “Long Stop Date” means the period of 14 (fourteen) days from the Signature Date or such later date as may be agreed by the Borrower and the Lender;

1.1.68.     “Mandated Lead Arranger” means Absa;

1.1.69.     "Margin" means 325 (three hundred and twenty five) basis points nominal annual compounded quarterly in arrears;

1.1.70.     "Material Adverse Effect" means a change in any facts and/or circumstances which have, in the reasonable opinion of the Lender, a material adverse effect on:

1.1.70.1.    the business, operations, property, assets, condition (financial otherwise) or prospects of any member of the Group;

1.1.70.2.    the ability of any Obligor to perform any of its obligations under the Finance Documents;

1.1.70.3.    the legality, validity or enforceability of any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents; or

1.1.70.4.    the legality, validity or enforceability of, or the effectiveness or ranking of, any Security granted or purported to be granted pursuant to, any Finance Document;

1.1.71.     "Material  Company" means:

1.1.71.1.    any Obligor;

1.1.71.2.    any  wholly owned Subsidiary of an Obligor  and  any member of the Group duly registered and incorporated in accordance with laws of South Africa, whose contribution to EBITDA (as defined in clause 20.1.2), revenue or tangible assets represents 5% (five percent) or more of the consolidated EBITDA, revenue or tangible assets (respectively) of the Group or designated by the Borrower as a Material Company; and

1.1.71.3.    any direct and indirect Holding Company of a company referred to in  1.1.71.1 above;

1.1.72.     "Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

1.1.72.1.    (subject to clause 1.1.72.3) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

1.1.72.2.    if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

1.1.72.3.    if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period;

1.1.73.     “Niel Pretorius” means an adult male with South African identity number 670325 5149 083;

1.1.74.     "Obligor" means the Borrower or a Guarantor or the Hedge Counterparty;

1.1.75.     “Obligors’ Agent” means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to clause 2.3;

1.1.76.     "OFAC" means the Office of Foreign Assets Control of the Department of Treasury of the United States of America;

1.1.77.     "Original Financial Statements" means:

1.1.77.1.    in relation to the Borrower, the audited consolidated financial statements of the Group for the Financial Year ended 30 June 2017;

1.1.77.2.    in relation to each Original Obligor other than the Borrower, its audited financial statements for its Financial Year ended 30 June 2017;

1.1.78.     “Original Guarantors” means the persons listed in Part 1 of Schedule 1;

1.1.79.     "Original Obligor" means the Borrower or an Original Guarantor or the Hedge Counterparty, as the context may require;

1.1.80.     "Party" means a party to this Agreement, and "Parties" some or all of them;

1.1.81.     "Permitted Disposal" means any sale, lease, licence, transfer or other disposal:

1.1.81.1.    of trading stock or cash made by any member of the Group in the ordinary course of trading of the disposing party;

1.1.81.2.    as a result of Security permitted in terms of clause 21.6.3;

1.1.81.3.    of assets in exchange for other assets comparable or superior as to type, value and quality;

1.1.81.4.    of obsolete or redundant vehicles, property, plant and equipment for cash;

1.1.81.5.    of assets (other than shares) for cash where the higher of the market/book value and net consideration receivable (when aggregated with the higher of the market/book value and net consideration receivable for any other sale, lease, license, transfer or other disposal not allowed under the preceding clauses or as a Permitted Transaction) does not exceed ZAR30,000,000 (thirty million Rand) (or its equivalent) in total during the Term and does not exceed ZAR15,000,000 (fifteen million Rand) (or its equivalent) in any Financial Year of the Borrower; or

1.1.81.6.    made with the consent of the Lender;

1.1.82.     “Permitted Distribution” means:

1.1.82.1.    a Distribution by an Obligor to another Obligor to enable it to meet its payment obligations under the Finance Documents;

1.1.82.2.    a Distribution to the Borrower by a wholly-owned Subsidiary;

1.1.82.3.    a Distribution by any member of the Group to any Obligor;

1.1.82.4.    a Distribution by any member of the Group that is not an Obligor to any other member of the Group that is not an Obligor;

1.1.82.5.    a Distribution by the Borrower to its Shareholders, provided that:

1.1.82.5.1.     at the proposed date of that Distribution no Default is continuing or will occur as a result of giving effect to that Distribution; and

1.1.82.5.2.     there will not be a breach of clause 20 (Financial Covenants) for the next 12 (twelve) Months following such Distribution; or

1.1.82.6.    any other Distribution made with the prior written consent of the Lender;

1.1.83.     “Permitted Encumbrance” means:

1.1.83.1.    any lien arising by operation of law and in the ordinary course of trading, and not as a result of any default or omission by any member of the Group;

1.1.83.2.    any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

1.1.83.3.    any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness or a Permitted Treasury Transaction;

1.1.83.4.    any Security arising under:

1.1.83.4.1.     any lease or hire purchase contract, a liability under which would, in accordance with IFRS, be treated as a balance sheet liability other than a lease or hire purchase contract which would, in accordance with IFRS in force prior to 1 January 2019, have been treated as an operating lease;

1.1.83.4.2.     any retention of title, hire purchase or conditional sale arrangement or arrangements having a similar effect in respect of goods supplied to an Obligor in the ordinary course of trading and on the supplier's standard or usual terms, and not as a result of any default or omission by that Obligor,

1.1.83.4.3.     which in each case, qualifies as Permitted Financial Indebtedness;

1.1.83.5.    any Security over goods and documents of title to goods under documentary credit transactions entered into in the ordinary course of trading;

1.1.83.6.    any Security over or affecting any asset acquired by a member of the Group after the Signature Date if:

1.1.83.6.1.     the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

1.1.83.6.2.     the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

1.1.83.6.3.     the Security is removed or discharged within 3 (three) Months of the date of acquisition of such asset;

1.1.83.7.    any Security over or affecting any asset of any company which becomes a member of the Group after the Signature Date, where the Security is created prior to the date on which that company becomes a member of the Group, if:

1.1.83.7.1.     the Security was not created in contemplation of the acquisition of that company;

1.1.83.7.2.     the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

1.1.83.7.3.     the Security removed or discharged within 3 (three) Months of that company becoming a member of the Group;

1.1.83.8.    any Security expressly permitted in writing by the Lender;

1.1.83.9.    any Security entered into pursuant to any Finance Document;

1.1.83.10. any Security set out in Schedule 8 (Existing Security);

1.1.83.11. all amounts secured in favour of Guardrisk Cell Captive A170 from time to time for guarantees issued on behalf of any member of the Group by Guardrisk Cell Captive A170 related to environmental claims;

1.1.83.12. all amounts standing to the credit of a trust account or in respect of disputes surcharged secured in favour of Guardrisk Cell Captive A170 from time to time for guarantees issued by Guardrisk Cell Captive A170 on behalf of any member of the Group; or

1.1.83.13. any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any Obligor other than any permitted under clauses 1.1.83.1 to 1.1.83.10 above inclusive) does not exceed (in any currency or currencies) ZAR15 000 000 (fifteen million Rand) for the duration of the Term;

1.1.84.     “Permitted  Financial Indebtedness” means:

1.1.84.1.    Financial Indebtedness arising under any of the Finance Documents;

1.1.84.2.    Financial Indebtedness arising under a Permitted Loan or a Permitted Guarantee;

1.1.84.3.    Financial Indebtedness incurred with the prior written consent of the Lender;

1.1.84.4.    any Financial Indebtedness set out in Schedule 12 (Existing Financial Indebtedness);

1.1.84.5.    any indebtedness arising under any trade credit in the ordinary course of trading activities, on the creditor’s standard or usual terms and which has a credit term of not more than 90 (ninety) days; or

1.1.84.6.    any Financial Indebtedness incurred by an Obligor or a member of the Group and the repayment of which is subordinate to the repayment of the Loans;

1.1.85.     “Permitted Guarantee” means:

1.1.85.1.    the endorsement of negotiable instruments in the ordinary course of trade;

1.1.85.2.    any guarantee, standby letters of credit, bonds or other like instruments (or any indemnities given to an issuing bank in connection with such guarantees, standby letters of credit, bonds or other like instruments) arising under the Finance Documents;

1.1.85.3.    any performance or similar bond, indemnity or counter guarantee guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade by another member of the Group;

1.1.85.4.    any indemnity or counter-indemnity given by the Borrower or any Obligor to Guardrisk Cell Captive A170 or Standard Bank Limited in respect to any guarantee that Guardrisk Cell Captive A170 or Standard Bank Limited has issued or may issue in the future in respect of actual or potential environmental claims against the Group as set out in Schedule 8 (Existing Security);

1.1.85.5.    any guarantee of a Joint Venture to the extent permitted by clause 21.12 (Joint Ventures);

1.1.85.6.    any guarantee, standby letter of credit, bonds or other like instruments permitted under clause 21.17 (Financial Indebtedness);

1.1.85.7.    any guarantee comprising a netting or set-off arrangement entered into by an Obligor with an Acceptable Bank in the ordinary course of its banking arrangements for the purposes of netting debit and credit balances of other members of the Group with that Acceptable Bank; or

1.1.85.8.    any other guarantee issued with the prior written consent of the Lender;

1.1.86.     “Permitted Joint Venture” means any investment in any Joint Venture:

1.1.86.1.    made in the ordinary course of business of a member of the Group; or

1.1.86.2.    where it is permitted by the Lender in writing;

1.1.87.     “Permitted Loan” means:

1.1.87.1.    any existing loan listed in Schedule 13 (Existing Inter-Company Loans);

1.1.87.2.    any new inter-company loan that may arise as a result of the delegation and/or set-off of any Existing Inter-Company Loans listed in Schedule 13

(Existing Inter-Company Loans), or part thereof, to another member of the Group;

1.1.87.3.    any new inter-company loan that may arise as a result of any issue of Shares by any Obligor to its immediate Holding Company on loan account;

1.1.87.4.    any new inter-company loan that may arise as a result of any issue of Shares by any member of the Group which is not an Obligor to its immediate Holding Company on loan account;

1.1.87.5.    any loan made by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

1.1.87.6.    a loan made by an Obligor to another Obligor;

1.1.87.7.    any loan made that may result from the sweeping of internally generated cash, Excluded Disposal Proceeds or Excluded Insurance Proceeds to the central treasury function of the Group;

1.1.87.8.    any loan made by an Obligor to a member of the Group which is not an Obligor (other than any Existing Inter-Company Loans) so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed ZAR25,000,000 (twenty five million Rand) (or its equivalent) in total during the Term;

1.1.87.9.    a loan which is a Permitted Shareholder Loan; or

1.1.87.10. any loans or credit permitted by the Lender in writing;

1.1.88.     “Permitted Share Issue” means:

1.1.88.1.    any issue of Shares by the Borrower to any of its Shareholders provided that no Change of Control occurs;

1.1.88.2.    any issue of Shares by any Obligor to its immediate Holding Company;

1.1.88.3.    any issue of Shares by any member of the Group which is not an Obligor to its immediate Holding Company; or

1.1.88.4.    any issue of Shares pursuant to the Sibanye Transaction;

1.1.89.     “Permitted Shareholder Loan” means:

1.1.89.1.    any Shareholder Loan which constitutes Subordinated Debt; or

1.1.89.2.    any other Shareholder Loan made or borrowed with the prior written consent of the Lender;

1.1.89.3.    any loan contemplated in clause 1.1.88.3;

1.1.90.     “Permitted Transaction” means:

1.1.90.1.    any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security given, or other transaction arising, under the Finance Documents;

1.1.90.2.    the solvent liquidation or reorganisation of any member of the Group provided that any payments or assets distributed as a result of such liquidation or reorganisation are distributed to an Obligor; or

1.1.90.3.    transactions other than:

1.1.90.3.1.     any sale, lease, license, transfer or other disposal; and

1.1.90.3.2.     the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness,

conducted in the ordinary course of trading on arm’s length terms;

1.1.90.4.    any transaction with the prior written consent of the Lender; and

1.1.90.5.    the Sibanye Transaction;

1.1.91.     “Permitted Transferees” means any person listed as a permitted transferee in Schedule 11 (Permitted Transferees);

1.1.92.     “Permitted Treasury Transaction” means:

1.1.92.1.    a Treasury Transaction entered into with the prior written approval of the Lender;

1.1.92.2.    a Treasury Transaction documented by a Hedging Agreement; and

1.1.92.3.    any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes;

1.1.93.     “Pledge and Cession in Security Agreement” means the pledge and cession in security agreement entered into or to be entered into on or about the Signature Date between the Lender and the Borrower;

1.1.94.     "Quotation Day" means, in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the Johannesburg Interbank Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Johannesburg Interbank Market (and if quotations would normally be given by leading banks in the Johannesburg Interbank Market on more than one day, the Quotation Day will be the last of those days);

1.1.95.     "Reference Banks" means the principal Johannesburg offices of Absa, FirstRand Bank Limited, Nedbank Limited and The Standard Bank of South Africa Limited or such other banks as may be appointed by the Lender in consultation with the Borrower;

1.1.96.     “Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to 4 decimal places) as supplied to the Lender, at its request, quoted by the Reference Banks to leading banks in the Johannesburg Interbank Market;

1.1.97.     “Refinancing” means the repayment, prepayment, cancellation or replacement of the Facility (in whole) funded, directly or indirectly, by way of the incurrence by the Borrower and/or any other member of the Group of indebtedness or the issue of Shares by the Borrower or any other member of the Group and Refinance  and Refinanced shall be construed accordingly;

1.1.98.     "Repeating Representations" means each of the representations set out in clause 18.1 (Status) to clause 18.6 (Authorisations), clause 18.10 (No Default), clause 18.11 (No misleading information)), clause 18.12 (Financial statements)), clause 18.18 (No breach of laws), clause 18.20 (Authorised signatories), clause 18.21 (No immunity) and clause 18.26 (Ranking);

1.1.99.     “Resignation Letter” means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter);

1.1.100. “Riaan Davel” means an adult male with South African identity number 750928 5091 081;

1.1.101. "Rollover Loan" means one or more Loans:

1.1.101.1. made or to be made on the same day that a maturing Loan is due to be repaid;

1.1.101.2. the aggregate amount of which is equal to or less than the amount of the maturing Loan; and

1.1.101.3. made or to be made for the purpose of refinancing a maturing Loan;

1.1.102. "Sanctioned Entity" means:

1.1.102.1. a person, sovereign, country or territory which is listed on a Sanctions List or is subject to Sanctions; or

1.1.102.2. a person which is ordinarily resident in a country or territory which is listed on a Sanctions List or is subject to Sanctions;

1.1.103. "Sanctioned Transaction" means the use of the proceeds of a Facility or Treasury Transaction for the purpose of financing or providing any credit, directly or indirectly, to:

1.1.103.1. a Sanctioned Entity; or

1.1.103.2. any other person or entity, if a member of the Group has actual knowledge that the person or entity proposes to use the proceeds of the financing or credit for the purpose of financing or providing any credit, directly or indirectly, to a Sanctioned Entity, in each case to the extent that to do so is prohibited by, or would cause any breach of, Sanctions;

1.1.104. "Sanctions" means trade, economic or financial sanctions, laws, regulations, embargoes or restrictive measures imposed, administered or enforced from time to time by any Sanctions Authority;

1.1.105. "Sanctions Authority" means:

1.1.105.1. the United Nations;

1.1.105.2. the European Union;

1.1.105.3. the Council of Europe (founded under the Treaty of London, 1946);

1.1.105.4. the government of the United States of America;

1.1.105.5. the government of the United Kingdom;

1.1.105.6. the government of the Republic of France,

1.1.105.6.1. any of their governmental authorities and agencies, including, without limitation, the Office of Foreign Assets Control for the US Department of Treasury (OFAC), the US Department of Commerce, the US State Department or the US Department of the Treasury, Her Majesty's Treasury (HMT) and the French Ministry of Finance (MINEFI);

1.1.106. "Sanctions List" means:

1.1.106.1. the SDN List maintained by OFAC;

1.1.106.2. the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained by Her Majesty's treasury; and

1.1.106.3. any similar list maintained, or a public announcement of a Sanctions designation made by any Sanctions Authority,

in each case as amended, supplemented or substituted from time to time;

1.1.107. "Screen Rate" means the mid-market rate for deposits in ZAR for the relevant period which appears on the Reuters Screen SAFEY Page alongside the caption "YLD" at the applicable time (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If such page or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower;

1.1.108. "SDN List" means the Specially Designated Nationals and Blocked Persons List, as published by OFAC from time to time, and available on the world-wide internet at the following website - http://www.treas.gov/offices/enforcement/ofac/sdn/index.html or any official successor website, which identifies terrorist organisations, individual terrorists and states which sponsor terrorism that are, in each instance, restricted from doing business with the United States of America or American companies or Americans;

1.1.109. "Security" means a mortgage bond, notarial bond, cession in security, pledge, hypothec, lien, charge, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

1.1.110. "Security Document" means each of the documents listed as being a Security Document in clause 2.3 of Part I of Schedule 2 (Conditions precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents;

1.1.111. “Shareholder” means any direct or indirect holder (whether beneficial, legal or registered) of Shares or any Affiliate of any direct or indirect (whether beneficial, legal or registered) holder of Shares;

1.1.112. “Shareholder Loan” means any loan made or to be made to an Obligor by or on behalf of a Shareholder and any other indebtedness owing on loan account by an Obligor to a Shareholder;

1.1.113. “Shares”  means, as the context may require, all or any shares in any member of the Group from time to time;

1.1.114. “Sibanye-Stillwater” means Sibanye Gold Limited (trading as Sibanye-Stillwater (Registration No. 2002/031431/06), a public company duly incorporated in accordance with the laws of South Africa;

1.1.115. “Sibanye Transaction” means the transaction or series of transactions in terms of which the Borrower acquires certain processing plants and tailing assets through the acquisition of 100% (one hundred per cent) of the shareholding in WRTRP from Sibanye-Stillwater in exchange for the allotment and issue of new Shares in the Borrower to Sibanye-Stillwater and the related transactions as fully described in the circular disseminated to the Shareholders of the Borrower dated 26 February 2018 and available on the Borrower’s website;

1.1.116. "Signature Date" means the date upon which this Agreement is signed by the Party signing last in time;

1.1.117. "South Africa" means the Republic of South Africa;

1.1.118. “Subordination Agreement” means the subordination agreement entered into or to be entered into on or about the Signature Date amongst the Subordinated Parties and the Lender in terms of which the Subordinated Parties subordinate all of their claims against each other to the claims of the Lender under and in terms of this Agreement and the other Finance Documents, all on the terms and conditions contained therein;

1.1.119. “Subordinated Debt” means any indebtedness incurred by any Obligor advanced by other members of the Group, any Shareholder or any external party (in any form whatsoever), the right to the repayment of, or any payment (including interest or other amounts due thereunder) in respect of, which has been subordinated to the claims of the Finance Parties under the Finance Documents in accordance with the terms of the Subordination Agreement or otherwise on terms and conditions satisfactory to the Lender;

1.1.120. “Subordinated Parties” means, collectively, each Subordinated Party as defined in the Subordination Agreement and any party who accedes to the Subordination Agreement;

1.1.121. "Subsidiary" means a "subsidiary" as defined in the Companies Act and shall include any person who would, but for not being a "company" under the Companies Act, qualify as a "subsidiary" as defined in the Companies Act;

1.1.122. "Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

1.1.123. “Term” means the period commencing on the Signature Date and ending on the Discharge Date;

1.1.124. "Total Commitment" means a maximum aggregate Rand amount equivalent to ZAR300 000 000 (three hundred million Rand) provided by the Lender to the Borrower;

1.1.125. "Transfer" has the meaning given to it in clause 23.1 (Cessions and delegations by the Lenders);

1.1.126. "Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Lender and the Borrower;

1.1.127. “Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuations in any rate, price, index or credit rating with the Borrower or the Hedge Counterparty;

1.1.128. "Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents;

1.1.129. "Utilisation" means a utilisation of a Facility;

1.1.130. "Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made;

1.1.131. "Utilisation Request" means a notice substantially in the form set out in Part I of Schedule 3 (Requests);

1.1.132. "VAT" means (i) any value added tax as provided for in the Value Added Tax Act, 1991, (ii) any general service tax and (iii) any other tax of a similar nature;

1.1.133. “WRTRP” means West Rand Tailing Retreatment Project Proprietary Limited (registration number 2017/449061/07), a company duly registered and incorporated with limited liability in accordance with the laws of South Africa;

1.1.134. "ZAR" means South African Rand, the lawful currency of South Africa; and

1.1.135. "2002 ISDA Master Agreement" means, the 2002 version of the ISDA Master Agreement created by the International Swaps and Derivatives Association.

1.2.        Construction

1.2.1.        Unless a contrary indication appears, any reference in this Agreement to:

1.2.1.1.        any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted cessionaries and permitted transferees;

1.2.1.2.        "Assets" includes present and future properties, plant, revenues and rights of every description;

1.2.1.3.        "Authority" includes any court or any governmental, intergovernmental or supranational body, agency, department or any regulatory, self-regulatory or other authority;

1.2.1.4.        a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

1.2.1.5.        the use of the word "including" or "include" followed by specific examples will not be construed as limiting the meaning of the general wording preceding it, and the eiusdem generis rule must not be applied in the interpretation of such general wording or such specific examples;

1.2.1.6.        "Indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.1.7.        a "Person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

1.2.1.8.        a "Regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.1.9.        a provision of law is a reference to that provision as amended or re-enacted;

1.2.1.10.    an expression which denotes:

1.2.1.10.1.     any gender includes the other genders;

1.2.1.10.2.     a natural person includes an artificial or juristic person and vice versa; and

1.2.1.10.3.     the singular includes the plural and vice versa; and

1.2.1.11.    a time of day is a reference to Johannesburg time.

1.2.2.        Section, clause and Schedule headings are for ease of reference only.

1.2.3.        Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4.        Where any term is defined within a particular clause other than clause 1.1, that term shall bear the meaning ascribed to it in that clause wherever it is used in this Agreement.

1.2.5.        A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.2.6.        The rule of construction that, in the event of ambiguity, a contract shall be interpreted against the party responsible for the drafting thereof, shall not apply in the interpretation of the Finance Documents.

1.2.7.        The expiry or termination of any Finance Documents shall not affect those provisions of the Finance Documents that expressly provide that they will operate after any such expiry or termination or which of necessity must continue to have effect after such expiry or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.2.8.        The Finance Documents shall to the extent permitted by applicable law be binding on and enforceable by the administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators of the Parties as fully and effectually as if they had signed the Finance Documents in the first instance and reference to any Party shall be deemed to include such Party's administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators, as the case may be.

1.2.9.        Where figures are referred to in numerals and in words in any Finance Document, if there is any conflict between the two, the words shall prevail.

1.2.10.     Unless a contrary indication appears, where any number of days is to be calculated from a particular day, such number shall be calculated as including that particular day and excluding the last day of such period.

1.3.        Third party rights

1.3.1.        Except as expressly provided for in this Agreement or in any other Finance Document, no provision of any Finance Document constitutes a stipulation for the benefit of any person who is not a party to that Finance Document.

1.3.2.        Notwithstanding any term of any Finance Document, the consent of any person who is not a party to that Finance Document is not required to rescind or vary that Finance Document at any time except to the extent that the relevant variation or rescission (as the case may be) relates directly to the right conferred upon any applicable third party under a stipulation for the benefit of that party that has been accepted by that third party.

1.3.3.

SECTION 2: THE FACILITIES

2.        THE FACILITIES

2.1.        The Facilities

Subject to the terms of this Agreement, the Lender makes available to the Borrower a ZAR revolving credit facility in an aggregate amount equal to the Total Commitment.

2.2.        Finance Parties' rights and obligations

2.2.1.        The obligations of each Finance Party under the Finance Documents are separate and independent. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2.        The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3.        A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3.        Obligors’ Agent

2.3.1.        Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Letter irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

2.3.1.1.        the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties (and to give all notices and instructions), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variation capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

2.3.1.2.        each Finance Party to give any notice, demand or other communication intended for that Obligor pursuant to the Finance Documents to the Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, the Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

2.3.2.        Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent, or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with an Finance Document (whether or not  known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.        PURPOSE

3.1.        Purpose

The Borrower shall utilise the Facility for the purpose of:

3.1.1.        funding the capital expenditure for Phase 1 of the West Rand Tailing Retreatment Project, and/or

3.1.2.        the Group’s working capital requirements.

3.2.        Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.        CONDITIONS OF UTILISATION

4.1.        Initial Conditions Precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower as soon as reasonably possible after having been so satisfied.

4.2.        Further conditions precedent

The Lender will only be obliged to comply with clause 5.4 (Lender’s participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1.        in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

4.2.2.        the Repeating Representations to be made by each Obligor are true in all material respects; and

4.2.3.        in respect of the first Utilisation only:

4.2.3.1.        the Original Lender has received a letter from Sibanye Gold Limited (trading as Sibanye-Stillwater) and the Borrower, confirming that the effective date, as defined in the Sibanye Transaction documents, has been reached and that the Sibanye Transaction has been finalised;

4.2.3.2.        WRTRP has become a wholly owned Subsidiary of the Borrower and has acceded to the this Agreement as a Guarantor;

4.2.3.3.        the Borrower has delivered the following documents to the Original Lender in a form and substance satisfactory to the Original Lender:

4.2.3.3.1.        the original share certificates in respect of the pledged shares in WRTRP;

4.2.3.3.2.        the original share transfer forms signed by the pledgor of the pledged shares and blank as to transferee; and

4.2.3.3.3.        a resolution of the directors of WRTRP acknowledging such pledge and agreeing to give effect to any transfer of the pledged shares pursuant to the terms of such pledge.

4.3.        Waiver or deferral of Conditions Precedent

4.3.1.        Each condition precedent referred to in clause 4 (Conditions of Utilisation) is for the benefit solely of the Finance Party. The Lender may, by written notice to the Borrower, waive or defer delivery of any condition precedent, in whole or in part, and subject to such other conditions (if any) as it may determine.

4.3.2.        If the Lender advances any Loan under the Facility in circumstances where the Lender was not obliged to advance such a Loan because of a condition referred to in or contemplated by clause 4.1 (Initial conditions precedent) or clause 4.2 (Further conditions precedent) not having been satisfied, waived or deferred pursuant to this clause 4.3 (Waiver or deferral of conditions precedent):

4.3.2.1.        such advance shall constitute a valid advance of such Loan made subject to and in accordance with the provisions of this Agreement and the other relevant Finance Documents;

4.3.2.2.        the Financial Close date shall have occurred on the date of such advance; and

4.3.2.3.        this Agreement and the other Finance Documents will have become unconditional,

without prejudice to the right of the Lender to require subsequent fulfilment of such condition in a written notice to this effect, delivered at any time and unless otherwise specified in such written notice, such condition shall be fulfilled by the relevant Obligor or Obligors, as the case may be, within 5 (five) Business Days of the date of such written notice. A failure to fulfil any condition within the stipulated time shall constitute an Event of Default.

4.4.        Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 3 (three) Loans would have been advanced in any Month.

4.5.        Failure to close

If Financial Close has not occurred by the Long Stop Date (or such later date as may be agreed by the Borrower and the Lender), the Total Commitments shall immediately, automatically and without a requirement for notice to be given to any person, be cancelled and reduced to zero.

SECTION 3:  UTILISATION

5.        UTILISATION

5.1.        Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Lender of a duly completed Utilisation Request not later than 11h00, 2 (two) Business Days before the Utilisation Date for a proposed Loan.

5.2.        Completion of a Utilisation Request

5.2.1.        Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

5.2.1.1.        the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facility; and

5.2.1.2.        the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount).

5.2.2.        Only one Loan may be requested in each Utilisation Request.

5.3.        Currency and amount

5.3.1.        The currency specified in a Utilisation Request must be ZAR.

5.3.2.        The amount of a proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of ZAR 5,000,000 (five million Rand) or, if less, the Available Facility.

5.4.        Lender’s participation

If the conditions set out in this Agreement have been met the Lender shall advance and make each Loan available by the Utilisation Date.

5.5.        Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4:  REPAYMENT, PREPAYMENT AND CANCELLATION

6.        REPAYMENT

6.1.        Repayment of Loans

6.1.1.        The Borrower shall repay each Loan on the last day of its Interest Period.

6.1.2.        Without prejudice to the Borrower's obligation under clause 6.1.1, if one or more Loans are to be made available to the Borrower:

6.1.2.1.        on the same day that a maturing Loan is due to be repaid by the Borrower; and

6.1.2.2.        in whole or in part for the purpose of refinancing the maturing Loan,

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan,

6.1.2.3.        if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

6.1.2.3.1.        the Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

6.1.2.3.2.        the Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of the Lender’s participation in the maturing Loan and the Lender will not be required to make its participation in the new Loans available in cash;

6.1.2.4.        if the amount of the maturing Loan is equal to or less than the aggregate of the new Loans:

6.1.2.4.1.        the Borrower will not be required to make any payment in cash; and

6.1.2.4.2.        the Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds the Lender’s participation (if any) in the maturing Loan and the remainder of the Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of the Lender’s participation in the maturing Loan.

6.1.3.        All amounts whatsoever owing under this Agreement shall be paid in full by the Borrower to the Lender on the Final Repayment Date.

7.        PREPAYMENT AND CANCELLATION

7.1.        Mandatory Prepayment Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

7.1.1.        the Lender shall promptly notify the Borrower upon becoming aware of that event;

7.1.2.        upon the Lender notifying the Borrower, the Available Commitment of the Lender will be immediately cancelled; and

7.1.3.        the Borrower shall repay all the outstanding Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2.        Mandatory Prepayment Change of control

7.2.1.        If any person or group of persons acting in concert gains control of the Borrower:

7.2.1.1.        the Borrower shall promptly notify the Lender upon becoming aware of that event;

7.2.1.2.        the Lender shall not be obliged to fund a Utilisation; and

7.2.1.3.        upon the Borrower notifying the Lender, the Lender shall be entitled, by not less than 10 (ten) Business Days' notice to the Borrower, to cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.2.2.        For the purpose of clause 7.2.1 "control" of the Borrower means:

7.2.2.1.        the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

7.2.2.1.1.        for so long as the shares are listed, cast, or control the casting of, more than 35% (thirty five percent) of the maximum number of votes that might be cast at a general meeting of that person; or

7.2.2.1.2.        if the shares are not listed, cast, or control the casting of, more than 50% (fifty per cent) of the maximum number of votes that might be cast at a general meeting of that person; or

7.2.2.1.3.        appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or

7.2.2.1.4.        give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply; and/or

7.2.2.2.        the holding of more than 50% (fifty percent) of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

7.2.3.        For the purpose of clause 7.2.1, "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Borrower by any of them, either directly or indirectly, to obtain or consolidate control of the Borrower.

7.2.4.        The provisions of this clause 7.2 shall not apply to any change of control occurring as a result of the conclusion and/or implementation of the Sibanye Transaction.

7.3.        Mandatory Prepayment Sanctions

7.3.1.        If any member of the Group:

7.3.1.1.        is or becomes a Sanctioned Entity;

7.3.1.2.        participates in any manner in any Sanctioned Transaction,

the Obligors’ Agent shall notify the Lender promptly upon becoming aware of that event.

7.3.2.        If any event contemplated by clause 7.3.1 occurs, the following shall apply:

7.3.2.1.        the Lender shall not be obliged to fund any Utilisation;

7.3.2.2.        the Lender shall, by not less than 10 (ten) Business Days' notice to the Obligors’ Agent, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.4.        Mandatory prepayments pursuant to disposals

7.4.1.        For the purpose of this clause 7.4:

7.4.1.1.        “Disposal Proceeds” means the cash consideration received (including any amount owing to and set off by any purchaser) by any member or members of the Group for any disposal made by any member of the Group to any person who is not a member of the Group, or of all or part of the business, undertaking or assets of any member of the Group (including the amount of any inter-company debt of any member of the Group disposed of which is repaid in cash in connection with that disposal) and after deducting:

7.4.1.1.1.        any expenses incurred by any member of the Group (which remains a member of the Group after the implementation of that disposal) with respect to that disposal to persons who are not members of the Group; and

7.4.1.1.2.        any Tax incurred and required to be paid by the seller in connection with that disposal (as reasonably determined by the Borrower, on the basis of professional advice and existing rates taking account of any available credit, deduction or allowance);

7.4.1.2.        “Material Disposal Proceeds” means Disposal Proceeds other than Excluded Disposal Proceeds;

7.4.1.3.        “Excluded Disposal Proceeds” means:

7.4.1.3.1.        any Disposal Proceeds of a disposal under clause 1.1.81 of the definition of “Permitted Disposal”; and

7.4.1.3.2.        any Disposal Proceeds of a disposal (other than any Disposal Proceeds arising from any disposal referred to in clause 7.4.1.3.1), which, when aggregated with the Disposal Proceeds of all other disposals of assets by members of the Group made at any time during the Term of the Facility, exceeds ZAR30,000,000 (thirty million Rand), but only to the extent that those Disposal Proceeds are reinvested in the Group within 90 (ninety) days  of receipt;

7.4.2.        The Borrower shall, on any date which it receives any Material Disposal Proceed, notify the Lender in writing (a “Material  Disposal Proceeds Notice”) of the amount of such Material Disposal Proceeds and shall, using the full amount of the Material Disposal Proceeds, prepay the Loans together with accrued unpaid interest thereon on the amount of such Material Disposal Proceeds on the last day of the Interest Period following receipt by the Borrower of the Material Disposal Proceeds Notice by the Lender.

7.5.        Mandatory Prepayment: Insurance Proceeds

7.5.1.        For the purposes of this clause 7.5:

7.5.1.1.        “Insurance Proceeds” means the proceeds of any insurance claim under any insurance maintained by any member of the Group.

7.5.1.2.        “Net Insurance Proceeds” means Insurance Proceeds (other than Excluded Insurance Proceeds) received by any member or members of the Group after deducting any expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group;

7.5.1.3.        “Excluded Insurance Proceeds” means any Insurance Proceeds which the Obligors’ Agent notifies the Lender are, or are to be, applied:

7.5.1.3.1.        to meet a third-party claim against any member of the Group or any employee, director or officer of any member of the Group;

7.5.1.3.2.        to cover operating losses, business interruption losses or any other loss of revenue of any member of the Group in respect of which the relevant insurance claim was made;

7.5.1.3.3.        in the replacement, reinstatement and/or repair of the assets of the Group or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made (or to reimburse any member of the Group for any amount applied in replacing, reinstating and/or repairing such assets;

7.5.1.4.        if:

7.5.1.4.1.        such Insurance Proceeds are so applied within 90 (ninety) days of receipt or, in the case of clause 7.5.1.3.3, such longer period as may reasonably be required to replace, reinstate and/or repair the relevant asset (as reasonably determined by the Borrower, on the basis of professional advice and as evidenced by (i) a resolution of the board of directors of the Borrower passed within thirty days of receipt (if applicable) or (ii) such other evidence as may be available that details the manner in which such Insurance Proceeds are to be applied); or

7.5.1.4.2.        the aggregate amount of all such Insurance Proceeds received by the Group which are not so applied does not exceed ZAR30,000,000 (thirty million Rand).

7.5.2.        The Borrower shall on any date on which it receives the Net Insurance Proceeds, notify the Lender in writing (a “Net  Insurance Proceeds Notice”) of the amount of such Net Insurance Proceeds and shall, using the full amount of Net Insurance Proceeds, prepay the Loans together with accrued and unpaid interest thereon on the last day of the Interest Period following receipt by the Borrower of the Net Insurance Proceeds Notice by the Lender.

7.6.        Mandatory Prepayment: De-listing

If:

7.6.1.        trading in any of the securities issued by the Borrower ("Borrower Securities") listed on any securities exchange operated by the JSE Limited is suspended for a period exceeding 5 (five) Business Days (other than a suspension in trading which affects the trading of some or all of the shares traded on the JSE Limited generally); or

7.6.2.        the Borrower Securities cease to be listed on a securities exchange operated by the JSE Limited or any action is taken by the Borrower or the JSE Limited to seek such a de-listing of the Borrower Securities;

7.6.3.        the Borrower shall promptly notify the Lender upon becoming aware of that event, and the following shall apply:

7.6.3.1.        the Lender shall not be obliged to fund any Utilisation; and

7.6.3.2.        on not less than 2 (two) Business Days’ notice from the Lender to the Borrower, the Available Commitment of that Lender may be cancelled, and if the Lender so requires, the Borrower shall repay the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.7.        Equity cure

The Borrower shall ensure that 100% (one hundred percent) of any Cure Amount received by the Borrower pursuant to clause 20.4 (Equity cure) is applied in prepaying outstanding Loans in accordance with clause 27.2 (Partial payments) promptly upon receipt of the relevant Cure Amount but in any event within 30 (thirty) days after the end of the Relevant Measurement Period.

7.8.        Voluntary cancellation

The Borrower may, if it gives the Lender not less than 5 (five) Business Days (or such shorter period as the Lender may agree) prior written notice, cancel the whole or any part (being a minimum amount of ZAR5,000,000 (five million Rand)) of the Available Facility. Any cancellation under this clause 7.8 shall reduce the Commitments of the Lender rateably under the Facility.

7.9.        Voluntary prepayment of Loans

7.9.1.        The Borrower may, if it gives the Lender not less than 5 (five) Business Days (or such shorter period as the Lender may agree) prior written notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Facility by a minimum amount of ZAR5,000,000 (five million Rand)) from Internally Generated Cash.

7.9.2.        A Loan may only be voluntarily prepaid on the last day of an Interest Period.

7.10.    Refinancing

7.10.1.     The Borrower may Refinance the entire amount of the Facility, if it gives the Lender not less than 15 (fifteen) Business Days written notice to that effect. The Borrower shall not make any prepayment in respect of a Loan from the proceeds of a Refinancing, unless, at the same time, it repays or prepays to the Lender the full principal amount of all the Loans which then remain outstanding.

7.10.2.     If the Borrower elects to Refinance the Facility, it will be liable to the Lender for the following Refinancing penalties in respect of the Facility:

7.10.2.1.    1.00% (one percent) of the amount so Refinanced during the period commencing on Financial Close and terminating on the first anniversary of the Financial Close date (“First Anniversary”);

7.10.2.2.    0.50% (zero point five percent) of the amount so Refinanced between the period commencing on the first day following the First Anniversary until the date falling 24 (twenty four) Months after Financial Close.

7.10.3.     Clause 7.10.2 shall not be applicable if the Refinancing is made out of Internally Generated Cash flows or where the Lender participates in the Refinancing by funding at least 50% (fifty percent) (on a pro rata basis) of the Refinancing.

7.10.4.     Save as otherwise contemplated in clause 7.10.3 above, if the Lender participates in any Refinancing, then the Refinancing penalty payable by the Borrower to the Lender in accordance with the provisions of clause 7.10.2 shall be determined by reference to the difference between the amounts outstanding under the Facility so Refinanced and the amount of the Lender’s participation in such Refinancing.

7.10.5.     Clause 7.10.2 above shall not be applicable if the Borrower Refinances or otherwise mandatorily prepays the Loans pursuant to and in accordance with the provisions of clause 7.11 (Right of replacement or repayment and cancellation in relation to the Lender) below.

7.11.    Right of replacement or repayment and cancellation in relation to the Lender

7.11.1.     If:

7.11.1.1.    any sum payable to the Lender by an Obligor is required to be increased under clause 12.2 (Tax gross-up);

7.11.1.2.    the Lender claims indemnification from the Borrower under clause 12.3 (Tax indemnity) or clause 13.1 (Increased costs); or

7.11.1.3.    the Lender delivers a notification under clause 10.2 (Market Disruption),

the Obligors’ Agent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues and provided no Default is then continuing, give the Lender notice of cancellation of the Commitment and its intention to procure the repayment of the Loan.

7.11.2.     On receipt of a notice of cancellation referred to in clause 7.11.1, the Commitment shall immediately be reduced to zero.

7.11.3.     On the last day of each Interest Period which ends after the Obligors’ Agent has given notice of cancellation under clause 7.11.1 (or, if earlier, the date specified by the Obligors Agent in that notice), the Borrower shall repay the Loan.

7.11.4.     If:

7.11.4.1.    any of the circumstance set out in clause 7.11.1 above apply to the Lender; or

7.11.4.2.    an Obligor becomes obliged to pay any amount in accordance with clause 7.1 (Illegality) to the Lender,

the Borrower may on [5 (five)] Business Days’ prior notice to the Lender and replace the Lender by requiring the Lender (and to the extent permitted by law, that Lender shall) transfer pursuant to clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of the Lender's participation in the outstanding Loans and all accrued interest and other amounts payable in relation thereto under the Finance Documents.

7.11.5.     The replacement of a Lender pursuant to clause 7.11.4 above shall be subject to the following conditions:

7.11.5.1.    the Lender shall have no obligation to find a replacement Lender;

7.11.5.2.    in no event shall the Lender replaced under clause 7.11.4 above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

7.11.5.3.    the Lender shall only be obliged to transfer its rights and obligations pursuant to clause 7.11.4 above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

7.11.6.     A Lender shall perform the checks described in clause 7.11.5.3 above as soon as reasonably practicable following delivery of a notice referred to in clause 7.11.4 above and shall notify the Lender and the Borrower when it is satisfied that it has complied with those checks.

7.12.    Restrictions

7.12.1.     Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.12.2.     Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs.

7.12.3.     Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be re-borrowed in accordance with the terms of this Agreement.

7.12.4.     The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.12.5.     No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

SECTION 5:  COSTS OF UTILISATION

8.        INTEREST

8.1.        Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

8.1.1.        Margin; and

8.1.2.        JIBAR.

8.2.        Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period.

8.3.        Default interest

8.3.1.        If an Obligor fails to pay any amount payable by it under a Finance Document (other than the Hedging Agreement which contains its own default interest provisions that will apply to Treasury Transactions entered into thereunder) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.3.2, is 2% (two percent) higher than the rate of interest which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this clause 8.3 shall be immediately payable by the Obligor on demand by the Lender.

8.3.2.        If the Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

8.3.2.1.        the first Interest Period for the Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

8.3.2.2.        the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2% (two percent) higher than the rate which would have applied if the Unpaid Sum had not become due.

8.3.3.        Default interest (if unpaid) arising on any overdue amount will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4.        Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9.        INTEREST PERIODS

9.1.        Interest Periods

9.1.1.        Each Loan has an Interest Period of 3 (three) Months.

9.1.2.        An Interest Period for a Loan shall not extend beyond the Final Repayment Date.

9.1.3.        Each Interest Period for a Loan shall start on the Utilisation Date.

9.1.4.        A Loan has one Interest Period only.

9.2.        Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar Month (if there is one) or the preceding Business Day (if there is not).

10.     CHANGES TO THE CALCULATION OF INTEREST

10.1.    Absence of quotations

Subject to clause 10.2 (Market Disruption), if JIBAR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the noon on the Quotation Day, the JIBAR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2.    Market Disruption

If before close of business in Johannesburg on the Quotation Day for the relevant Interest Period for the Facility, the Original Lender receives notifications from any other Lender or other Lenders (whose participations in a Loan exceed 30% (thirty percent) of the Loan) that the cost to it of funding its participation in that from whatever source it may reasonably select would be in excess of JIBAR then clause 0 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.3.    Cost of funds

10.3.1.     If a Market Disruption Event occurs in relation to a Loan for any Interest Period and this clause 0 applies, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

10.3.1.1.    the Margin; and

10.3.1.2.    the rate notified to the Lender by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source(s) it may reasonably select.

10.3.2.     In this Agreement "Market Disruption Event" means:

10.3.2.1.    at or about noon on the Quotation Day for the relevant Interest Period JIBAR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Lender to determine JIBAR for the relevant Interest Period; or

10.3.2.2.    before  close  of  business  in  Johannesburg  on  the  Quotation  Day  for  the relevant Interest  Period:

10.3.2.2.1.     the cost to it or them of obtaining matching deposits in the Johannesburg Interbank Market would be in excess of JIBAR for the relevant Interest Period; or

10.3.2.2.2.     matching deposits will not be available to it or them in the Johannesburg Interbank Market in the ordinary course of business to fund its or their participation in that Loan for the relevant Interest Period.

10.4.    Alternative basis of interest or funding

10.4.1.     If a Market Disruption Event occurs and the Lender or the Obligors’ Agent so requires, the Lender and the Obligors’ Agent shall enter into negotiations (for a period of not more than 30 (thirty) days) with a view to agreeing a substitute basis for determining the rate of interest.

10.4.2.     Any alternative basis agreed pursuant clause 10.4.1 shall, with the prior consent of the Lender and the Obligors’ Agent, be binding on all Parties.

10.5.    Break Costs and Break Gains

10.5.1.     The Borrower shall, within 3 (three) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

10.5.2.     A Lender shall, within 5 (five) Business Days of demand by the Borrower, pay to the Borrower the amount of any Break Gain which is attributable to all or any part of the participation of the Lender in any Loan advanced under the Facility being repaid or prepaid on a day other than an Interest Payment Date.

10.5.3.     The Lender shall, as soon as reasonably practicable after a demand by the Obligors’ Agent, provide a certificate confirming the amount of its Break Costs or Break Gains (as applicable) for any Interest Period in which they accrue and setting out in reasonable detail the calculation thereof.

11.     FEES

11.1.    Upfront fee

The Borrower shall pay to the Lender a non-refundable upfront fee in the amount and at the times agreed upon in the Fee Letter.

11.2.    Commitment Fee

The Borrower shall pay to the Lender a Commitment Fee.

11.3.    Legal fees

The Borrower shall pay to Poswa Inc., the pre-agreed legal fee in the amount agreed upon between the Borrower and Poswa Inc., prior to the first Utilisation Date.

11.4.    Termination  Fee

The Borrower shall pay to the Lender a termination fee in the amount and at the times agreed upon in the Fee Letter.

SECTION 6:  ADDITIONAL PAYMENT OBLIGATIONS

12.     TAX GROSS UP AND INDEMNITIES

12.1.    Tax definitions

12.1.1.     In clause 12 (Tax gross up and indemnities):

12.1.1.1.    "Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document;

12.1.1.2.    "Tax Credit" means a credit against, relief or remission for, or repayment of any Tax;

12.1.1.3.    "Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction; and

12.1.1.4.    "Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

12.1.2.     Unless a contrary indication appears, in this clause 12, a reference to "determines" means a determination made in the absolute discretion of the person making the determination acting reasonably.

12.2.    Tax gross-up

12.2.1.     Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2.     The Obligors’ Agent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, a Lender shall notify the Obligors’ Agent on becoming so aware in respect of a payment payable to that Lender.

12.2.3.     If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4.     If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5.     Within 30 (thirty) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3.    Tax indemnity

12.3.1.     Each Obligor shall (within 3 (three) Business Days of demand by the Lender) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2.     Clause 12.3.1 shall not apply:

12.3.2.1.    with respect to any Tax assessed on a Finance Party under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

12.3.2.2.    to the extent a loss, liability or cost is:

12.3.2.2.1.     compensated for by an increased payment under clause 12.2 (Tax gross-up); or

12.3.2.2.2.     relates to FATCA Deduction required to be made by a Party.

12.3.3.     A Protected Party making, or intending to make a claim under clause 12.3.1 shall promptly notify the Lender of the event which will give, or has given, rise to the claim, following which the Lender shall notify the Borrower.

12.3.4.     A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3, notify the Lender.

12.4.    Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

12.4.1.     a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment;

12.4.2.     that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5.    Stamp taxes

Each Obligor shall pay and (within 3 (three) Business Days of demand) indemnify each Finance Party against, and shall pay to the relevant Finance Party, any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6.    Value added tax

12.6.1.     All amounts set out or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause 12.6.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

12.6.2.     If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Subject Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

12.6.3.     Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7.    FATCA  Information

12.7.1.     Subject to paragraph 12.7.2 below, each Party shall, within ten Business Days of a reasonable request by another Party:

12.7.1.1.    confirm to that other Party whether it is:

12.7.1.1.1.     a FATCA Exempt Part; or

12.7.1.1.2.     not a FATCA Exempt Party;

12.7.1.2.    supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

12.7.1.3.    supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

12.7.2.     If a Party confirms to another Party pursuant to paragraph 12.7.1 above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.7.3.     Paragraphs above shall not oblige the Lender to do anything, and paragraphs above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

12.7.3.1.    any law or regulation;

12.7.3.2.    any fiduciary duty; or

12.7.3.3.    any duty of confidentiality.

12.7.4.     If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs above (including, where paragraph above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.     INCREASED COSTS

13.1.    Increased costs

13.1.1.     Subject to clause 13.3 (Exceptions) the Borrower shall, within 5 (five) Business Days of a demand by the Lender, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

13.1.1.1.    the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

13.1.1.2.    compliance with any law or regulation made after the Signature Date; and

13.1.1.3.    the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III (except, in each case, to the extent that any such costs were reasonably capable of being calculated by the relevant Finance Party as at the Signature Date or the date on which it became a party to this Agreement).

13.1.2.     In clause 13.1.2:

13.1.2.1.    "Increased Costs" means:

13.1.2.1.1.     a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

13.1.2.1.2.     an additional or increased cost; or

13.1.2.1.3.     a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document; and

13.1.2.2.    "Basel III" means:

13.1.2.2.1.     the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

13.1.2.2.2.     the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

13.1.2.2.3.     any other guidance, standards or directives published by the Basel Committee on Banking Supervision relating to "Basel III".

13.2.    Increased cost claims

13.2.1.     A Finance Party intending to make a claim pursuant to clause 13.1 (Increased costs) shall notify the Lender of the event giving rise to the claim, following which the Lender shall promptly notify the Borrower.

13.2.2.     Each Finance Party shall provide a certificate (i) confirming the amount of its Increased Costs; (ii) setting out the details of the event giving rise to the claim for Increased Costs; and (iii) setting out the calculation thereof in reasonable detail.

13.3.    Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

13.3.1.     attributable to a Tax Deduction (as defined in clause 12.3.2 (appearing under (Tax Definitions)) required by law to be made by an Obligor;

13.3.2.     attributable to a FATCA Deduction required to be made by a Party;

13.3.3.     compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3.2 applied); or

13.3.4.     attributable to the wilful misconduct or gross negligence by the relevant Finance Party or its Affiliates of any law or regulation.

14.     OTHER INDEMNITIES

Environmental indemnity

Each Obligor indemnifies each Finance Party and its officers, employees, agents and delegates (the "Indemnified Parties") against any loss or liability suffered or incurred by that Indemnified Party (except to the extent caused by such Indemnified Party's gross negligence or wilful misconduct) which:

14.1.    arises by virtue of any actual breach of any Environmental Law (whether by any Obligor, an Indemnified Party or any other person); or

14.2.    arises in connection with an Environmental Claim,

which relates to the Group, any assets of the Group or the operation of all or part of the business of the Group (or, in each case, any member of the Group) and which would not have arisen if the Finance Documents or any of them had not been executed by that Finance Party.

15.     MITIGATION BY THE LENDERS

15.1.    Mitigation

15.1.1.     Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13.1 (Increased costs).

15.1.2.     Clause 15.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2.    Limitation of liability

15.2.1.     The Borrower indemnifies each Finance Party against all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

15.2.2.     A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably) to do so might be prejudicial to it.

16.     COSTS AND EXPENSES

16.1.    Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred and properly evidenced by the Lender in connection with the negotiation, preparation, printing, registration, execution and syndication of:

16.1.1.     the Finance Documents and any other documents referred to in this Agreement; and

16.1.2.     any other Finance Documents executed after the Signature Date.

16.2.    Amendment costs

If:

16.2.1.     an Obligor requests an amendment, waiver or consent, the Borrower shall, within 5 (five) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred and properly evidenced by the Lender in responding to, evaluating, negotiating or complying with that request or requirement; or

16.2.2.     there is any change in law or any regulation which requires an amendment, waiver or consent under the Finance Documents, the Borrower shall, within 3 (three) Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred and properly evidenced by that Finance Party in connection with evaluating, negotiating or complying with any such requirement.

16.3.    Enforcement costs

The Borrower shall, within 5 (five) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees on the scale as between attorney and own client whether incurred before or after judgement) incurred and properly evidenced by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7:  GUARANTEE

17.     GUARANTEE AND INDEMNITY

17.1.    Guarantee  and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally, as a principal obligor and not merely as a surety and on the basis of discrete obligations enforceable against it:

17.1.1.     guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents;

17.1.2.     undertakes to each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

17.1.3.     agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 17 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

17.2.    Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3.    Reinstatement

If any payment by an Obligor or any discharge, release or arrangement given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced for any reason (including, without limitation, as a result of insolvency, business rescue proceedings, liquidation, winding-up or otherwise) the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred.

17.4.    Waiver of defences

The obligations of each Guarantor under this clause 17 will not be affected by any act, omission, matter or thing which, but for this clause 17, would reduce, release or prejudice any of its obligations under this clause 17 (without limitation and whether or not known to it or any Finance Party) including:

17.4.1.     any time, waiver or consent granted to, or composition with, any Obligor or other person;

17.4.2.     the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

17.4.3.     the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

17.4.4.     any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

17.4.5.     any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

17.4.6.     any unenforceability, illegality, invalidity suspension or cancellation of any obligation of any person under any Finance Document or any other document or security;

17.4.7.     any insolvency, liquidation, winding-up, business rescue or similar proceedings (including receipt of any distribution made under or in connection with those proceedings);

17.4.8.     any other Finance Document not being executed by or being binding against any other Guarantor or any other party; or

17.4.9.     any other fact or circumstance arising on which a Guarantor might otherwise be able to rely on a defence based on prejudice, waiver or estoppel.

17.5.    Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6.    Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

17.6.1.     refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or agent or other person on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

17.6.2.     hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this clause 17.

17.7.    Deferral of Guarantors' rights

17.7.1.     Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender  otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 17:

17.7.1.1.    to be indemnified by an Obligor;

17.7.1.2.    to claim any contribution from any other guarantor or provider of security for any Obligor's obligations under the Finance Documents;

17.7.1.3.    to take the benefit (in whole or in part and whether by way of subrogation, cession of action or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

17.7.1.4.    to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 17.1 (Guarantee and indemnity);

17.7.1.5.    to exercise any right of set-off against any Obligor; or

17.7.1.6.    to claim, rank, or prove or vote as a creditor or shareholder of any Obligor in competition with any Finance Party.

17.7.2.     If a Guarantor receives any benefit, payment or distribution in relation to such rights, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for, or otherwise for the benefit of, the Finance Parties and shall promptly pay or transfer the same to the Lender.

17.8.    Release of Guarantors' right of contribution

17.8.1.     If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

17.8.2.     that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

17.8.3.     each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.9.    Additional security

17.9.1.     This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8:  REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.     REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this clause 18 to each Finance Party on the Signature Date.

18.1.    Status

18.1.1.     It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

18.1.2.     It has the power to own its assets and carry on its business as it is being conducted.

18.2.    Binding obligations

18.2.1.     The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

18.2.2.     Without limiting the generality of clause 18.2.1, each Security Document to which it is a party created the security interests which that Security Document purports to create and those security interests are valid and effective.

18.3.    Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

18.3.1.     any law or regulation applicable to it;

18.3.2.     its constitutional documents; or

18.3.3.     any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets or constitute a default or termination event (however described) under any such document, in each case to an extent or in a manner which has a Material Adverse Effect or could result in any liability on the part of a Finance Party to any third party or require the creation of any Security over any asset in favour of a third party.

18.4.    Power and authority

18.4.1.     It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.4.2.     No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

18.5.    Governing law and enforcement

18.5.1.     The choice of South African law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

18.5.2.     Any judgment obtained in South Africa in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.6.    Authorisations

18.6.1.     All Authorisations required:

18.6.1.1.    to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

18.6.1.2.    to make the Finance Documents to which it is a party admissible in evidence in jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.6.2.     All Authorisations material to the lawful conduct of the business, trade and ordinary activities of each member of the Group have been obtained or effected and are in full force and effect.

18.7.    FATCA

As at the Signature Date and Financial Close, no Obligor is subject to a reporting obligation under FATCA, except in confirming its status on a relevant W8-BEN form to the Financing Party.

18.8.    Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.9.    No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.10. No default

18.10.1. No Default or Event of Default is continuing or might reasonably be expected to result from the entry into of, or the performance of any transaction contemplated by, the Finance Documents.

18.10.2. No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might, in the reasonable opinion of the Lender, have a Material Adverse Effect.

18.11. No misleading information

18.11.1. Any factual information provided by any member of the Group for the purposes of the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

18.11.2. The financial projections contained in the information provided to the Lender have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

18.11.3. No written information has been given or withheld that results in the information or projections referred to above being untrue or misleading in any material respect.

18.12. Financial statements

18.12.1. Its Original Financial Statements were prepared in accordance with IFRS consistently applied, unless expressly disclosed to the Lender in writing to the contrary before the Signature Date.

18.12.2. Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Borrower) during the relevant Financial Year, unless expressly disclosed to the Lender in writing to the contrary before the Signature Date.

18.12.3. There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Borrower) since the latest date to which any of the Original Financial Statements were drawn up.

18.13. Group Structure Chart

The Group Structure Chart is true, complete and accurate in all material respects and shows the following information:

18.13.1. each member of the Group, including current name and company registration number, its jurisdiction of incorporation and/or its jurisdiction of establishment, a list of direct and indirect shareholders and indicating if a company is not a company with limited liability; and

18.13.2. all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest in such person.

18.14. Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.15. No  proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

18.16. Material Companies

Each member of the Group which, as at the Signature Date, is a Material Company is listed in Schedule 10 (Material Companies).

18.17. Insolvency and financial distress

18.17.1. No:

18.17.1.1. corporate action, legal proceeding or other procedure or step described in clause 22.7 (Insolvency and business rescue proceedings); or

18.17.1.2. creditors' process described in clause 22.8 (Creditors' process),

has been taken or threatened in relation to it or any other member of the Group; and none of the circumstances described in clause 22.6 (Insolvency) applies to a member of the Group.

18.17.2. Neither it nor any member of the Group is Financially Distressed (as defined in the Companies Act).

18.18. No  breach of laws

18.18.1. It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

18.18.2. No labour disputes are current or, to the best of its knowledge and belief, threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

18.19. Environmental laws

18.19.1. Each member of the Group is in compliance with clause 21.3 (Environmental compliance) and to the best of its knowledge and belief no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

18.19.2. No Environmental Claim has commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

18.20. Authorised signatories

Any person specified as its authorised signatory under Schedule 2 (Conditions precedent) or clause 19.6 (Information: miscellaneous) is authorised to sign documents and other notices arising out of or in connection with the Finance Documents.

18.21. No immunity

In any proceedings taken in South Africa or in any other jurisdiction, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process in relation to any Finance Document.

18.22. No adverse consequences

18.22.1. It is not necessary under the laws of its jurisdiction of incorporation:

18.22.1.1. in order to enable any Finance Party to enforce its rights under any Finance Document; or

18.22.1.2. by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in that jurisdiction.

18.22.2. No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any jurisdiction of incorporation of an Obligor by reason only of the execution, performance and enforcement of any Finance Document.

18.23. Financial Year end date

The Financial Year end date of each member of the Group is 30 June, other than the Financial Year end date of WRTRP which shall be amended to 30 June within a period of 60 (sixty) days following the conclusion of the Sibanye Transaction.

18.24. Sanctions

Neither it nor any member of the Group is party to or participates in any Sanctioned Transaction, has contravened any Sanctions, is a Sanctioned Entity or appears on a Sanctions List.

18.25. Assets

It has a good, valid and marketable title to, or valid leases or licences of, and all appropriate authorisations to use, the assets necessary to carry on its business as presently conducted.

18.26. Ranking

The Security reflected in the Security Documents has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

18.27. Material Adverse Effect

18.27.1. No Material Adverse Effect has occurred.

18.27.2. The entry into and performance by it of, and the transactions contemplated by, the Finance Documents will not or are not likely to have a Material Adverse Effect.

18.28. Legal and beneficial ownership

Each Obligor is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

18.29. Financial Indebtedness and Security

18.29.1. No Obligor has any Financial Indebtedness (including but not limited to contingent liabilities) outstanding which is not permitted by the terms of this Agreement.

18.29.2. No Security (or quasi security) exists over the whole or any part of its assets or the assets of any member of the Group other than as permitted in this Agreement.

18.30. Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

18.30.1. the date of each Utilisation Request, and the first day of each Interest Period; and

18.30.2. in the case of an Additional Obligor, the day on which the company becomes an Additional Obligor; and

18.30.3. when a representation and warranty in clause 18.10.1 (appearing under (No default)) is repeated on the date of a Utilisation Request for a Rollover Loan, the reference to a Default must be construed as a reference to an Event of Default.

19.     INFORMATION UNDERTAKINGS

The undertakings in this clause 19 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1.    Financial statements

The Borrower shall supply to the Lender:

19.1.1.     as soon as the same become available, but in any event within 120 (one hundred and twenty) days after the end of each of its Financial Year or such longer period as may be agreed to between the Lender and the Borrower:

19.1.1.1.    its audited consolidated financial statements for that Financial Year; and

19.1.1.2.    the audited financial statements of each Obligor for that Financial Year (consolidated if required); and

19.1.2.     as soon as the same become available, but in any event within 90 (ninety) days after the end of each half of each of its Financial Year:

19.1.2.1.    its unaudited consolidated interim financial statements for that financial half year; and

19.1.3.     as soon as the same become available, but in any event within (i) 30 (thirty) days after the end of each Financial Quarter of each calendar year (other than the Financial Quarter ending on the Financial Year end date) and (ii) 60 (sixty) days after the end of each Financial Year:

19.1.3.1.    its consolidated management accounts for that Financial Quarter on a year to date basis; and

19.1.3.2.    the management accounts of each Obligor for that Financial Quarter on a year to date basis.

19.2.    Compliance Certificate

19.2.1.     The Borrower shall supply to the Lender, with each set of financial statements delivered and each set of consolidated management accounts delivered pursuant to clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up.

19.2.2.     Each Compliance Certificate shall be signed by 2 (two) directors of the Borrower, 1 (one) of which shall be the Chief Financial Officer of the Group.

19.3.    Requirements as to financial statements

19.3.1.     Each set of financial statements delivered pursuant to clause 19.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

19.3.2.     The Borrower shall ensure that each set of financial statements delivered and each set of management accounts delivered pursuant to clause 19.1 (Financial statements) includes a balance sheet, profit and loss account and cashflow statement. In addition, the Borrower shall ensure that:

19.3.2.1.    each set of financial statements for the relevant Financial Year shall be audited by the Auditors;

19.3.2.2.    the interim financial statements for the relevant half year shall not be reviewed by the Auditors;

19.3.2.3.    each set of management accounts:

19.3.2.3.1.     presents the results and performance of the Group for the relevant Financial Quarter and for the Financial Year to date on a consolidated basis; and

19.3.2.3.2.     presents the pro forma performance of the Group for the 12 (twelve) month period ending on the last day of the relevant Financial Quarter.

19.3.3.     The Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to clause 19.1 (Financial statements) is prepared using IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in IFRS, the accounting practices or reference periods and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Lender:

19.3.3.1.    a description of any change necessary for those financial statements to reflect the IFRS, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

19.3.3.2.    sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lenders to determine whether clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

19.3.4.     Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4.    Group companies

With each Compliance Certificate delivered pursuant to clause 19.2, or at the request of the Lender the Borrower shall supply a report certified by the Chief Financial Officer of the Group, stating which of its Subsidiaries is a Material Company and confirming compliance with the Guarantor Coverage Test.

19.5.    Year-end

The Borrower shall not (and shall procure that no other member of the Group shall) change its Financial Year without the prior written consent of the Lender (which consent shall not be unreasonably withheld or delayed).

19.6.    Information: miscellaneous

Each Obligor shall supply to the Lender:

19.6.1.     all documents dispatched by an Obligor to its shareholders (or any class of them) or its creditors generally (or any class of them) at the same time as they are dispatched, provided that in respect of documents dispatched to its shareholder, the Obligor shall supply same to the Lender where the information contained in such documents would be adverse to the Lender;

19.6.2.     promptly upon becoming aware of them, details and copies of any changes proposed to or made to its constitutional documents or the constitutional documents of it or any Obligor, including the filing of any Memorandum of Incorporation under the Companies Act;

19.6.3.     promptly from the Signature Date and upon becoming aware of them, the details of any litigation, arbitration, administrative proceedings, liquidation applications, winding up applications or business rescue applications which are current, threatened or pending against it or any other member of the Group, and which may, if adversely determined, has or is reasonably likely to have a Material Adverse Effect;

19.6.4.     promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request;

19.6.5.     promptly, notice of any change in any of its authorised signatories signed by any of its directors or its company secretary (as the case may be) accompanied by specimen signatures of any new authorised signatories; and

19.6.6.     promptly upon request, such additional information or documentation as the Lender may require in order to verify that any signatory referred to in clause 19.6.5 has been duly authorised.

19.7.    Notification of default

19.7.1.     Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.7.2.     Promptly upon a request by the Lender, each Obligor shall supply to the Lender a certificate signed by any 1 (one) of its directors on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.8.    "Know your customer" checks

19.8.1.     If:

19.8.1.1.    the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signature Date;

19.8.1.2.    any change in the status of an Obligor after the Signature Date; or

19.8.1.3.    a proposed Transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such Transfer,

obliges the Lender (or, in the case of clause 19.8.1.3, any prospective new Lender) to comply with "know your customer" or similar identification procedures (whether in terms of the Financial Intelligence Centre Act, 2001 or otherwise) in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in clause 19.8.1.3, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in clause 19.8.1.3, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.8.2.     The Borrower shall, by not less than 10 (ten) Business Days' prior written notice to the Lender, notify the Lender of its intention to request that 1 (one) of its Subsidiaries becomes an Additional Guarantor pursuant to clause 24 (Changes to the Obligors).

19.8.3.     Following the giving of any notice pursuant to clause 19.8.2, if the accession of such Additional Guarantor obliges the Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

20.     FINANCIAL COVENANTS

20.1.    Financial definitions in this Agreement:

20.1.1.     “Cash” means in respect of any Measurement Period, cash as defined in accordance with the IFRS, excluding restricted cash.

20.1.2.     "EBITDA"  means, in respect of any Measurement Period, the consolidated net operating profit of the Group (as determined in accordance with IFRS in each case during such Measurement Period) before the inclusion of the following items:

20.1.2.1.    any interest (including interest related to the unwinding of any provision), commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis);

20.1.2.2.    Tax charged (including deferred tax) per the income statement;

20.1.2.3.    interest received on any cash and cash equivalents;

20.1.2.4.    depreciation, amortisation of intangible assets or impairment of all assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Measurement Period);

20.1.2.5.    the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

20.1.2.6.    any non-cash adjustments in accordance with IFRS;

20.1.2.7.    the amount of any profit of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Group exceeds the amount actually received in cash by members of the Group through distributions by the Non-Group Entity;

20.1.2.8.    unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

20.1.2.9.    gain or loss arising from an upward or downward revaluation of any other asset at any time after 30 June 2017; and

20.1.2.10. before taking into account any Pension Items,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

20.1.3.     "Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date;

20.1.4.     "Interest Cover Ratio" means the ratio of EBITDA to Total Net Interest in respect of any Measurement Period;

20.1.5.     “Measurement Date” means the last day of each Financial Quarter, provided that for all financial covenants, the first Measurement Date shall be 30 September 2018;

20.1.6.     "Measurement Period" means each period of 12 (twelve) Months ending on or about the last day of the Financial Year and each period of 12 (twelve) Months ending on a Measurement Date;

20.1.7.     "Net Debt to EBITDA Ratio" means, for each Measurement Period, the ratio comprised by Net Debt to the Group’s EBITDA;

20.1.8.     “Net Debt”  means Total Debt after deducting Cash and cash equivalents.

20.1.9.     “Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest;

20.1.10. “Pension Items” means any income or charge attributable to a post-employment benefit scheme other than the current service costs attributable to the scheme;

20.1.11. "Quarter Date" means each of 31 March, 30 June, 30 September and 31 December of each calendar year;

20.1.12. “Total Debt” means the aggregate outstanding principal, capital or nominal amount (any fixed or minimum premium payable on prepayment or redemption which is due and payable at the time of calculation) outstanding in respect of Financial Indebtedness, together with capitalised interest thereon outstanding;

20.1.13. “Total Net Interest” means in respect of any Measurement Period, interest charged on Financial Indebtedness in respect of the Group (on the basis that, in relation to the first Measurement Period, such amount shall be annualised to the extent required)

after deducting all interest received on Cash and cash equivalents (calculated on a consolidated basis for that Measurement Period).

20.2.    Financial condition

20.2.1.     The Borrower shall ensure that as at each Measurement Date and for the Measurement Period to which such Measurement Date relates:

20.2.1.1.    the Interest Cover Ratio shall not be less than 4x for the Measurement Period ending 30 September 2018 and for each Measurement Period thereafter;

20.2.1.2.    the Net Debt to EBITDA Ratio shall not exceed 2.00x.

20.2.2.     Each Obligor shall ensure that the Guarantor Coverage Test is maintained and/or complied with at all times.

20.3.    Financial testing

20.3.1.     The financial covenants set out in clause 20.2 (Financial condition) shall be calculated in accordance with IFRS and tested by reference to each of the financial statements and management accounts delivered pursuant to clause 19.1 (Financial statements)) and/or each Compliance Certificate delivered pursuant to clause 19.2 (Compliance Certificate).

20.3.2.     If the annual financial statements are not available when any covenant referred to in clause 20.2 (Financial condition) is tested and where relevant information cannot be readily extracted when requested by the Lender, the Borrower shall with 5 (five) Business Days following a request by the Lender, provide additional supporting schedules signed by two directors of the Borrower, in order to verify the accuracy of the information thus provided.

20.4.    Equity cure

20.4.1.     If the requirements of clause 20.2 (Financial condition) are not met in respect of any financial covenant (each, a “Relevant Financial Covenant”) for any Measurement Period (each, a “Relevant Measurement Period”), the Obligors’ Agent may elect, by written notice (each, a “Cure Notice”) to the Lender setting out the amount of any cash proceeds of a Permitted Share Issue or the proceeds of a Shareholder Loan which is Subordinated Debt received or to be received by the Borrower (each, a “Cure

Amount”), delivered together with the Compliance Certificate relating to the Relevant Measurement Period, to apply the Cure Amount either during the Relevant Measurement Period or not later than 30 (thirty) days after the end of the Relevant Measurement Period in prepaying the Facility in accordance with clause 7.7 (Equity cure) (each, an “Equity Cure”).

20.4.2.     The relevant Cure Amount received and applied in prepaying the Facility in accordance with clause 7.7 (Equity cure) shall be treated as follows in re-calculating the Relevant Financial Covenants for the Relevant Measurement Period and the immediately following Measurement Period:

20.4.2.1.    in relation to the Net Debt to EBITDA Ratio, by reducing the Total Debt as at the Measurement Date at the end of the Relevant Measurement Period; and

20.4.2.2.    in relation to the Interest Cover Ratio, by reducing the Total Net Interest for the Relevant Measurement Period as if the Cure Amount had been applied in prepayment of the Facility at the commencement of the Relevant Measurement Period.

20.4.3.     If, after the prepayment of the Facility in accordance with clause 7.7 (Equity cure), the requirements of the Relevant Financial Covenants are met, there shall be deemed to have been no breach of the Relevant Financial Covenants and any resulting Default or Event of Default shall be deemed remedied and waived for the Relevant Measurement Period.

20.4.4.     No more than 2 (two) Equity Cures may occur prior to the Final Repayment Date and Equity Cures shall not be permitted in respect of 2 (two) or more consecutive Measurement Periods.

21.     GENERAL UNDERTAKINGS

The undertakings in this clause 21 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1.    Authorisations

Each Obligor shall promptly:

21.1.1.     obtain, comply with and do all that is necessary to maintain in full force and effect; and

21.1.2.     supply certified copies to the Lender of,

any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2.    Compliance with laws

Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) comply in all respects with all laws that are material to the conduct of its business.

21.3.    Environmental compliance

Each Obligor shall (and the Borrower shall ensure that each member of the Group will):

21.3.1.     comply with all Environmental Law;

21.3.2.     obtain, maintain and ensure compliance with all requisite Environmental Permits;

21.3.3.     implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect or is reasonably likely to result in any liability for a Finance Party.

21.4.    Environmental claims

Each Obligor shall (through the Borrower), promptly upon becoming aware of the same, inform the Lender in writing of:

21.4.1.     any Environmental Claim against it or any other member of the Group which is current, pending or threatened; and

21.4.2.     any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against it or any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect, or is reasonably likely to result in any liability for a Finance Party.

21.5.    Taxation

21.5.1.     Each Obligor shall ensure that it pays and discharges all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

21.5.1.1.    such payment is being contested in good faith;

21.5.1.2.    adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest Financial Statements; and

21.5.1.3.    such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

21.5.2.     No Obligor shall (and the Borrower shall ensure that no other member of the Group will) change its residence for Tax purposes, without the prior written consent of the Lender.

21.6.    Negative pledge

21.6.1.     No Obligor shall create or permit to subsist any Security over any of its assets.

21.6.2.     No Obligor shall:

21.6.2.1.    sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

21.6.2.2.    sell, transfer or otherwise dispose of any of its receivables on recourse terms;

21.6.2.3.    enter into or permit to subsist any title retention arrangement;

21.6.2.4.    enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

21.6.2.5.    enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.6.3.     Clauses 21.6.1 and 21.6.2 do not apply to any Permitted Encumbrance.

21.7.    Disposals

21.7.1.     No Obligor shall, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

21.7.2.     Clause 21.7.1 does not apply to any sale, lease, transfer or other disposal:

21.7.2.1.    which is a Permitted Disposal; or

21.7.2.2.    which is a Permitted Transaction.

21.8.    Merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of the Lender.

21.9.    Acquisitions

21.9.1.     No Obligor shall acquire (whether by way of any single transaction or a series of directly or indirectly related transactions) a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.

21.9.2.     Clause 21.9.1 does not apply to:

21.9.2.1.    an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which meets the following criteria:

21.9.2.1.1.     no Event of Default has occurred and/or is continuing on the closing date for the acquisition or would occur as a result of the acquisition; and

21.9.2.1.2.     the relevant entity which is being acquired has positive earnings before interest, tax, depreciation and amortisation for a period of 12 (twelve) consecutive months and will have positive earnings before interest, tax, depreciation and amortisation during the 12 (twelve) month period immediately after date of acquisition; and

21.9.2.1.3.     the Borrower demonstrates to the Lender that on a pro forma basis that all financial covenants as contemplated in clause 20.2 (Financial condition) will be met for the next 4 (four) Measurement Dates following the acquisition; or

21.9.2.2.    any acquisition by any Obligor in an aggregate amount not exceeding ZAR30,000,000 (thirty million Rand) during the Term; or

21.9.2.3.    any other acquisition made with the prior written consent of the Lender.

21.10. Constitutional documents

Each Obligor shall ensure that no change is made to its constitutional documents where that change has or, is reasonably likely to have a Material Adverse Effect.

21.11. Change of business

Each Obligor shall procure that no substantial change is made to the general nature of its business or the Group taken as a whole from that carried on as at the Signature Date, without the prior written consent of the Lender.

21.12. Joint ventures

21.12.1. Except as permitted under clause 21.12.2, no Obligor shall (and the Borrower shall ensure that no other member of the Group will):

21.12.1.1. enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

21.12.1.2. transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

21.12.2. Clause 21.12.1 does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a

Joint Venture if such transaction is permitted in terms of clause 21.9.2, a Permitted Disposal, a Permitted Loan, a Permitted Guarantee or a Permitted Joint Venture.

21.13. Arm's length basis

21.13.1. Except as permitted by clause 21.13.2, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any transaction with any person except on arm's length terms and for full market value.

21.13.2. The following transactions shall not be a breach of this clause 21.13:

21.13.2.1. intra-Group loans permitted under clause 21.14 (Loans or credit); and

21.13.2.2. any Permitted Transaction.

21.14. Loans or credit

21.14.1. Except as permitted under clause 21.14.2, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

21.14.2. Clause 21.14.1 does not apply to:

21.14.2.1. a Permitted Loan; or

21.14.2.2. a Permitted Transaction.

21.15. No Guarantees or indemnities

21.15.1. Except as permitted under clause 21.15.2, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

21.15.2. Clause 21.15.2.1 does not apply to a guarantee which is:

21.15.2.1. a Permitted Guarantee; or

21.15.2.2. a Permitted Transaction.

21.16. Distributions

21.16.1. Except as permitted under clause 21.16.2, no Obligor shall (and the Borrower shall ensure that no other member of the Group shall):

21.16.1.1. declare, make, pay or resolve to make, pay or declare, any Distribution;

21.16.1.2. pay, prepay, repay, dispose of, exchange or repurchase any Subordinated Debt.

21.16.2. Clause 21.16.1 does not apply to a Permitted Distribution.

21.17. Financial Indebtedness

21.17.1. Except as permitted under clause 21.17.2, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

21.17.2. Clause 21.17.1 does not apply to Financial Indebtedness which is:

21.17.2.1. a Permitted Financial Indebtedness; or

21.17.2.2. a Permitted Transaction.

21.18. Treasury Transactions

21.18.1. Except as permitted under clause 21.18.2, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into a Treasury Transaction.

21.18.2. Clause 21.18.1 does not apply to a Treasury Transaction which is a Permitted Treasury Transaction.

21.19. Auditors

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) change its auditor, except to an Auditor, without the prior written approval of the Lender (which consent shall not be unreasonably withheld or delayed).

21.20. Insurance

21.20.1. Each Obligor shall maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

21.20.2. All insurances must be with reputable independent insurance companies or underwriters.

21.21. Preservation of assets

Each Obligor shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

21.22. Guarantor Coverage

With effect from the Signature Date, each Obligor shall ensure that:

21.22.1. any member of the Group which is a Material Company as at the Signature Date is a Guarantor;

21.22.2. any member of the Group which becomes a Material Company after the Signature Date becomes a Guarantor in accordance with clause 24.2 (Additional Guarantors) within 45 (forty five) days.

21.23. Sanctions

21.23.1. Notwithstanding any other provision in this Agreement, no Obligor shall:

21.23.1.1. use the proceeds of any Loan or Treasury Transaction for the purpose of financing directly or indirectly (or otherwise make available) the activities of any person or entity which is currently listed on a Sanctions List or in a country which is currently subject to any Sanctions, to the extent such financing would constitute a Sanctioned Transaction; or

21.23.1.2. contribute or otherwise make available the proceeds of any Loan or Treasury Transaction to any other person or entity if such party is a Sanctioned Entity or such Obligor has actual knowledge that such party intends to use such proceeds for or in connection with a Sanctioned Transaction or for the purpose of financing the activities of any Sanctioned Person, to the extent such financing would currently be prohibited by Sanctions;

21.23.1.3. directly participate in a Sanctioned Transaction.

21.23.2. Each Obligor shall take all reasonable steps to ensure that appropriate controls and safeguards are in place, designed to prevent it or any other member of the Group from participating, directly or indirectly, in a Sanctioned Transaction.

21.24. Share Capital

No Obligor shall issue any Shares except pursuant to:

21.24.1. a Permitted Share Issue; or

21.24.2. a Permitted Transaction.

21.25. Accounting Policies

Each Obligor shall not (and the Borrower shall ensure that no other member of the Group will) change its accounting practices, unless such changes are prescribed by IFRS, and financial reference periods from those applied in the preparation of the Original Financial Statements without the prior written consent of the Lender.

21.26. Anti-Corruption Law

21.26.1. No Obligor shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Prevention and Combatting of Corrupt Activities Act, 2004, the United Kingdom Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

21.26.2. Each Obligor shall (and the Borrower shall ensure that each other member of the Group will):

21.26.2.1. conduct its business in compliance with all applicable anti-corruption laws; and

21.26.2.2. maintain policies and procedures designed to promote and achieve compliance with such laws.

21.27. Key Management

If any of the Key Management ceases (whether by reason of death, retirement at normal retirement age or through ill health or otherwise) to be employed by an Obligor, as soon as reasonably practicable thereafter but in any event within 10 (ten) days of becoming aware of such proposed cessation, the Obligors’ Agent shall notify the Lender in writing of such cessation (including reasons therefor) and the Borrower shall use reasonable commercial endeavours to find and appoint an adequately qualified replacement for such Key Management member within 120 (one hundred and twenty) days after the date of such cessation.

21.28. Pari Passu Ranking

Each Obligor shall ensure that at all times any unsecured claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors except those creditors whose claims mandatorily preferred by laws of general application to companies.

22.     EVENTS OF DEFAULT

Each of the events or circumstances set out in this clause 22 is an Event of Default (save for clause  22.19 (Acceleration)).

22.1.    Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

22.1.1.     its failure to pay is caused by:

22.1.1.1.    administrative or technical error; or

22.1.1.2.    a Disruption Event; and

22.1.2.     payment is made within:

22.1.2.1.    (in the case of clause 22.1.1.1) 3 (three) Business Days of its due date; or

22.1.2.2.    (in the case of clause 22.1.1.2) 3 (three) Business Days of its due date; or

22.1.2.3.    in the case of a Treasury Transaction whether by way of netting, set off or otherwise as set out in a Hedging Agreement within 3 (three) Business Days of its due date in accordance with the Hedging Agreement.

22.2.    Financial covenants

Any requirement of clause 20 (Financial covenants) is not satisfied.

22.3.    Other obligations

22.3.1.     An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 22.1 (Non-payment) and clause 22.2  (Financial covenants).

22.3.2.     No Event of Default under clause 22.3.1 will occur if the failure to comply is capable of remedy and is remedied within 10 (ten) Business Days, of the earlier of the Lender giving notice to the Borrower and any Obligor becoming aware of the failure to comply.

22.4.    Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and, if capable of remedy, it is not remedied within 10 (ten) days of the earlier of the Lender giving notice to the Borrower and any Obligor becoming aware of the misrepresentation.

22.5.    Cross default

22.5.1.     Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

22.5.2.     Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.3.     Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

22.5.4.     Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.5.     No Event of Default will occur under this clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 22.5.1 to 22.5.4 is less than ZAR15,000,000 (fifteen million Rand) (or its equivalent in another currency or currencies) in aggregate during the Term.

22.6.    Insolvency

22.6.1.     A member of the Group is or is deemed by any authority or legislation to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

22.6.2.     A member of the Group is or is deemed by any authority or legislation to be Financially Distressed (as defined in the Companies Act).

22.6.3.     The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

22.6.4.     A moratorium is declared in respect of any indebtedness of any member of the Group.

22.7.    Insolvency and business rescue proceedings

22.7.1.     Any corporate action, legal proceedings or other procedure or step is taken in relation to:

22.7.1.1.    the suspension of payments, a moratorium of any indebtedness, liquidation, winding-up, dissolution, administration, judicial management, business rescue or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

22.7.1.2.    a composition, compromise, assignment or arrangement with any creditor of any member of the Group; or

22.7.1.3.    the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager, judicial manager, business rescue practitioner or other similar officer in respect of any member of the Group or any of its assets, or any analogous procedure or step is taken in any jurisdiction;

22.7.2.     A meeting is proposed or convened by the directors of any member of the Group, a resolution is proposed or passed, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of any member of the Group or any analogous procedure or step is taken in any jurisdiction.

22.8.    Creditors' process

Any attachment, sequestration, implementation of any business rescue plan, distress or execution affects any asset or assets of a member of the Group having an aggregate value of ZAR15,000,000 (fifteen million Rand) and is not discharged or stayed within 10 (ten) Business Days.

22.9.    Ownership of the Obligors

An Obligor (other than the Borrower) is not or ceases to be a wholly-owned Subsidiary of the Borrower without the prior written consent of the Lender.

22.10. Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

22.11. Expropriation

22.11.1. The authority or ability of any Obligor to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person.

22.11.2. By the authority of any governmental, regulatory or other authority or other person:

22.11.2.1. the management of any Obligor is wholly or substantially replaced; or

22.11.2.2. all or a majority of the shares of any Obligor or the whole or any part of its assets or revenues is seized, expropriated or compulsorily acquired.

22.11.3. No Event of Default under clause 22.11 will occur if the seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person is less than ZAR15 000 000 (fifteen million Rand) in aggregate for the Term.

22.12. Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

22.13. Audit qualification

The Auditors of the Obligors qualify the audited annual consolidated financial statements of the Obligors.

22.14. Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.15. Material adverse change

A Material Adverse Effect occurs.

22.16. Litigation

22.16.1. Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Obligor or its assets which has or is reasonably likely to be determined adversely to the interests of an Obligor and which, will, if adversely determined, have or is reasonably likely to have a Material Adverse Effect.

22.16.2. Clause 21.16.1 above shall not apply to any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes which are frivolous, vexatious ore contested in good faith.

22.17. Judgments and Orders

22.17.1. Any member of the Group fails to discharge in full, within 10 (ten) Business Days of the due date, an amount payable pursuant to a final judgment or final order made or given by any court or other authority of competent jurisdiction). No Event of Default will occur under this clause 22.17.1, if the aggregate of all such amounts payable by the Obligors at any time is less than ZAR15,000,000 (fifteen million Rand) (or its equivalent) or are discharged within 15 (fifteen) Business Days.

22.17.2. For the purposes of clause 22.17.1 above, a final judgment or order means a judgment or order which:

22.17.2.1. is not appealable;

22.17.2.2. is appealable, but in respect of which the period for the lodging of an appeal has lapsed and the applicable member of the Group has failed to institute appeal proceedings;

22.17.2.3. is not capable of rescission; or

22.17.2.4. is capable of rescission, but in respect of which the period for applying for rescission has lapsed and the applicable member of the Group has failed to apply for rescission or has applied for rescission of such judgment or order and the application for rescission has been denied.

22.18. Licenses

Any License, consent or Authorisation which is material in the context of the business of the Group and relating to the business of any member of the Group ceases to be of force and effect, and such situation is not remedied within 10 (ten) Business Days after the earlier of the relevant member of the Group becoming aware thereof or the relevant member of the Group receiving notice from the Lender to do so.

22.19.   Key Management

The Obligors’ Agent fails to comply with the provisions of clause 21.27.

22.20. Acceleration

On and at any time after the occurrence of an Event of Default the Lender may by notice to the Borrower:

22.20.1. cancel all or any part of the Total Commitments whereupon they shall immediately be cancelled;

22.20.2. declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; or

22.20.3. declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

SECTION 9:  CHANGES TO PARTIES

23.     CHANGES TO THE LENDERS

23.1.    Cessions and delegations by the Lenders

Subject to this clause 23, the Lender (the "Existing Lender") may cede and/or delegate (a "Transfer") any or all of its rights and/or obligations under any Finance Document to any of the persons described in Schedule 11 (Permitted Transferees) (a "New Lender"). The Borrower and each other Obligor consents to any splitting of claims which may arise as a result of a Transfer permitted by this Agreement.

23.2.    Conditions of Transfer

23.2.1.     The consent of the Borrower is not required for a Transfer by an Existing Lender to any New Lender. The consent of the Borrower is required for a Transfer to any other prospective transferee.

23.2.2.     Where the consent of the Borrower to a Transfer is required in terms of clause 23.2.1, that consent must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent 5 (five) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

23.2.3.     A Transfer will only be effective if the procedure set out in clause 23.4 (Procedure for transfer) is complied with.

23.2.4.     If:

23.2.4.1.    a Lender Transfers any of its rights or obligations under the Finance Documents; and

23.2.4.2.    as a result of circumstances existing at the date the Transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender under clause 12 (Tax gross-up and indemnities) or clause 13.1 (Increased Costs), then the New Lender is only entitled to receive payment under those clauses to the same extent as the Existing Lender would have been if the Transfer or change had not occurred.

23.3.    Limitation of responsibility of Existing Lenders

23.3.1.     Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

23.3.1.1.    the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

23.3.1.2.    the financial condition of any Obligor;

23.3.1.3.    the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

23.3.1.4.    the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

23.3.2.     Each new Lender confirms to the Existing Lender and the other Finance Parties that it:

23.3.2.1.    has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

23.3.2.2.    will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

23.3.3.     Nothing in any Finance Document obliges an Existing Lender to:

23.3.3.1.    accept a re-Transfer from a New Lender of any of the rights and obligations Transferred under this clause 23; or

23.3.3.2.    support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.4.    Procedure for transfer

23.4.1.     Subject to the conditions set out in clause 23.2 (Conditions of Transfer) a Transfer is effected in accordance with clause 23.4.3 when the Lender executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Lender shall, subject to clause 23.4.2, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

23.4.2.     The Lender shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the new Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations that apply to it (if any) in relation to the transfer to such new Lender.

23.4.3.     On the Transfer Date:

23.4.3.1.    the Transfer shall take effect under the Finance Documents so that the rights and/or obligations which are the subject of the Transfer shall be ceded and/or delegated by the Existing Lender to the new Lender (being the "Transferred Rights and Obligations");

23.4.3.2.    each of the Obligors shall perform their obligations and exercise their rights in relation to the Transferred Rights and Obligations in favour of or against the New Lender, as the case may be;

23.4.3.3.    the Lender, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an Original Lender with the rights and/or obligations comprising the Transferred Rights and Obligations;

23.4.3.4.    the Existing Lender shall be released from further obligations to each other Lender under the Finance Documents to the extent of the Transferred Rights and Obligations; and

23.4.3.5.    the New Lender shall become a Party as a "Lender".

23.4.4.     For purposes of this clause 23.4.3, "Transfer Date" means, in relation to a Transfer, the later of: (i) the proposed Transfer Date specified in the Transfer Certificate; and (ii) the date on which the Lender executes the Transfer Certificate;

23.5.    Copy of Transfer Certificate to Borrower

The Lender shall send to the Borrower a copy of each Transfer Certificate executed by it in accordance with clause 23.4.1 (Procedure for transfer) as soon as reasonably practicable after it has executed any such Transfer Certificate.

24.     CHANGES TO THE OBLIGORS

24.1.    Cessions and delegations by Obligors

No Obligor may cede any of its rights or delegate any of its obligations under the Finance Documents, without the prior written consent of the Lender.

24.2.    Additional Guarantors

24.2.1.     Subject to compliance with the provisions of clauses 19.8.2 and 19.8.3 (appearing under ("Know your customer" checks)), the Borrower may request that any of its Subsidiaries becomes an Additional Guarantor.  That Subsidiary shall become an Additional Guarantor if:

24.2.1.1.    the Borrower delivers to the Lender a duly completed and executed Accession Letter; and

24.2.1.2.    the Lender has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Lender.

24.2.2.     The Lender shall notify the Borrower promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

24.3.    Resignation of a Guarantor

24.3.1.     The Obligors’ Agent may request that a Guarantor ceases to be a Guarantor by delivering to the Lender a Resignation Letter.

24.3.2.     The Lender shall accept a Resignation Letter and notify the Obligors’ Agent of its acceptance if:

24.3.2.1.    No Default is continuing or would result from the acceptance of the Resignation Letter (and the Obligors’ Agent has confirmed this is the case); and

24.3.2.2.    No payment is due from the Guarantor under any Finance Document.

24.4.    Repetition of representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10: THE FINANCE PARTIES

25.     ROLE OF THE ARRANGER

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.1.    No  Fiduciary duties

25.1.1.     Nothing in any Finance Document constitutes the Mandated Lead Arranger as a trustee or fiduciary of any other person.

25.1.2.     The Mandated Lead Arranger shall be bound to account to the Lender for any sum or the profit element of any sum received by it for its own account.

25.2.    Business with the Group

The Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.     CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

26.1.    interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

26.2.    oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

26.3.    oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 11:  ADMINISTRATION

27.     PAYMENT MECHANICS

27.1.    Payments to the Lender

27.1.1.     On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) in ZAR for value by no later than 12h00 (Johannesburg time) on the due date and in such funds specified by the Lender by way of a funds flow schedule or otherwise.

27.1.2.     Payment shall be made to such account in South Africa with such bank as the Lender specifies.

27.2.    Partial payments

27.2.1.     If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

27.2.1.1.    first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

27.2.1.2.    secondly, in or towards payment pro rata of any accrued interest, fees, Break Costs or commission due but unpaid under this Agreement or the Hedging Agreement, as the case may be;

27.2.1.3.    thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement or the Hedging Agreement, as the case may be; and

27.2.1.4.    fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

27.2.2.     The Lender may vary the order set out in clauses 27.2.1.1 to 27.2.1.4.

27.2.3.     Clause 27.2.1 will override any appropriation made by an Obligor.

27.3.    No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.4.    Business Days

27.4.1.     Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar Month (if there is one) or the preceding Business Day (if there is not). If the day for performance of any obligation to be performed in terms of any Finance Document should fall on a day which is not a Business Day, the relevant day for performance shall be the succeeding Business Day.

27.4.2.     During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date

27.5.    Currency of account

27.5.1.     ZAR is the currency of account and payment for any sum due from an Obligor under any Finance Document.

27.5.2.     Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

27.5.3.     Any amount expressed to be payable in a currency other than ZAR shall be paid in that other currency.

27.6.    Disruption  to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

27.6.1.     the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

27.6.2.     the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in clause 27.6.1 above if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

27.6.3.     any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 33 (Amendments and waivers).

28.       NOTICES

28.1.    Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

28.2.    Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

28.2.1.     in the case of the Obligors:

DRDGold Limited

1 Sixty Jan Smuts Building

2nd Floor – North Tower

160 Jan Smuts Avenue

Rosebank

2196

Telefax No.: 086 524 3061

Attention: Francois Bouwer

Email: francois.bouwer@drdgold.com

28.2.2.     in the case of the Lender:

Absa Bank Limited (acting through its Corporate and Investment Banking Division)

15 Alice Lane

Sandown

Sandton

2196

Telefax No.: 011 895 7847

Attention: Transaction Administration (IMPEX)

Email: cibafricapmclient@barclays.com

28.3.    the case of each any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 23 (Changes to the Lenders) and each Additional Guarantor that notified in writing to the Lender on or prior to the date on which it becomes a Party;

or any substitute address or fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than three Business Days' notice.

28.4.    Domicilia

28.4.1.     Each of the Parties chooses its physical address provided under or in connection with clause 28.2 (Addresses) as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement or any other Finance Document may be served.

28.4.2.     Any Party may by written notice to the other Parties change its domicilium citandi et executandi from time to time to another address, not being a post office box or a poste restante, in South Africa, provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Parties pursuant to clause 28.5 (Delivery).

28.5.    Delivery

28.5.1.     Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received by the recipient and, unless the contrary is proved, shall be deemed to be received:

28.5.1.1.    if by way of fax, be deemed to have been received on the first Business Day following the date of transmission provided that the fax is received in legible form;

28.5.1.2.    if delivered by hand, be deemed to have been received at the time of delivery; and

28.5.1.3.    if by way of courier service, be deemed to have been received on the seventh Business Day following the date of such sending,

and if a particular department or officer is specified as part of its address details provided under clause 28.2 (Addresses), if addressed to that department or officer.

28.5.2.     Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

28.5.3.     All notices from or to an Obligor shall be sent through the Lender.

28.5.4.     Any communication or document made or delivered to the Borrower in accordance with this clause 28.5 will be deemed to have been made or delivered to each of the Obligors.

28.6.    Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 28.2 (Addresses) or changing its own address or fax number, the Lender shall notify the other Parties.

28.7.    English language

Any notice or other document given under or in connection with any Finance Document must be in English.

29.     CALCULATIONS AND CERTIFICATES

29.1.    Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are, in the absence of manifest error, prima facie evidence of the matters to which they relate.

29.2.    Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

29.3.    Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days (irrespective of whether the year in question is a leap year).

30.     PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid, unenforceable or inoperable in any respect under any law of any jurisdiction, neither the legality, validity,

enforceability or operation of the remaining provisions nor the legality, validity, enforceability or operation of such provision under the law of any other jurisdiction will in any way be affected or impaired. The term "inoperable" in this clause 30 shall include inoperable by way of suspension or cancellation.

31.     PUBLICITY

31.1.    All publicity in connection with this Agreement shall be managed by the Mandated Lead Arranger in consultation with the Borrower.

31.2.    The Borrower and the Obligors agree that the relevant Finance Party may publish its 'Mandated Lead Arranger' status and any other status as may have formally been granted to them in relation to this Agreement or to any transaction described herein and that such Finance Party may in this regard, notwithstanding any of the other provisions of this Agreement and particularly those described in clause 34 (Confidentiality), supply all of the required information for Dealogic and Bloomberg league table submissions in relation to the Facility.

32.     REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents or other indulgence shall operate as a waiver, nor shall any single or partial exercise of any right or remedy otherwise affect that Party’s rights in terms of or arising from any Finance Document or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of any Finance Document. No consent to any waiver or novation of a Party’s rights in terms of or arising from any Finance Document shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.     AMENDMENTS AND WAIVERS

Required consents

33.1.    Any term of the Finance Documents may be amended or waived only with the consent of the Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

33.2.    No amendment or waiver contemplated by this clause 33 shall be of any force or effect unless in writing and signed by or on behalf of the relevant Parties.

34.     CONFIDENTIALITY

34.1.    Confidentiality definitions

In clause 34:

34.1.1.     "Confidential Information" means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

34.1.1.1.    any member of the Group or any of its advisers; or

34.1.1.2.    another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

34.1.1.3.    in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

34.1.1.4.    is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of this clause 34;

34.1.1.5.    is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

34.1.1.6.    is known by that Finance Party before the date the information is disclosed to it in accordance with clauses 34.1.1.1 or 34.1.1.2 or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

34.1.2.     "Confidentiality Undertaking" means a confidentiality undertaking substantially in the recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking); and

34.1.3.     "Representative" means, in relation to any person, that person's directors, officers, senior employees, attorneys, accountants, bankers, agents, representatives, nominees, trustees or other financial or non-financial advisors.

34.2.    Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 34.3 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

34.3.    Disclosure of Confidential Information

Any Finance Party may disclose:

34.3.1.     to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 34.3.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

34.3.2.     to any other person:

34.3.2.1.    to (or through) whom it Transfers (or may potentially Transfer) all or any of its rights and obligations under this Agreement and to any of that person's Affiliates, Representatives and professional advisers;

34.3.2.2.    with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation or other credit participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Representatives and professional advisers;

34.3.2.3.    appointed by any Finance Party or by a person to whom clause 34.3.2.1 or 34.3.2.2 applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

34.3.2.4.    who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 34.3.2.1 or 34.3.2.2;

34.3.2.5.    to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

34.3.2.6.    to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

34.3.2.7.    who is a Party; or

34.3.2.8.    with the consent of the Borrower;

34.3.3.     in each case, such Confidential Information as that Finance Party shall consider appropriate if:

34.3.3.1.    in relation to clauses 34.3.2.1, 34.3.2.2 and 34.3.2.3, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

34.3.3.2.    in relation to clause 34.3.2.4, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

34.3.3.3.    in relation to clauses 34.3.2.5, 34.3.2.6 and 34.3.2.7, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-

sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

34.3.4.     to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

34.4.    Entire  agreement

This clause 34 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

34.5.    Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

34.6.    Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

34.6.1.     of the circumstances of any disclosure of Confidential Information made pursuant to clause 34.3.2.5 (appearing under (Disclosure of Confidential Information)) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

34.6.2.     upon becoming aware that Confidential Information has been disclosed in breach of this clause 34.

34.7.    Continuing obligations

The obligations in this clause 34 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 (twelve) Months from the earlier of:

34.7.1.     the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

34.7.2.     the date on which such Finance Party otherwise ceases to be a Finance Party.

35.     RENUNCIATION OF BENEFITS

Each Obligor renounces, to the extent permitted under applicable law, the benefits of each of the legal exceptions of excussion, division, revision of accounts, no value received, errore calculi, non causa debiti, non numeratae pecuniae and cession of actions, and declares that it understands the meaning of each such legal exception and the effect of such renunciation.

36.     COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.     WAIVER OF IMMUNITY

Each Obligor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

37.1.    the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

37.2.    the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

38.     SOLE AGREEMENT

The Finance Documents constitute the sole record of the agreement between the Parties in regard to the subject matter thereof.

39.     NO IMPLIED TERMS AND PREVALENCE

No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in any Finance Document in regard to the subject matter thereof.

40.     INDEPENDENT ADVICE

Each Obligor acknowledges that it has been free to secure independent legal and other advice as to the nature and effect of all of the provisions of the Finance Documents and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, each of the Obligors acknowledges that all of the provisions of each Finance Document and the restrictions therein contained are part of the overall intention of the Parties in connection with the Finance Documents.

SECTION 12 : GOVERNING LAW AND ENFORCEMENT

41.     GOVERNING LAW

This Agreement and each of the other Finance Documents and any non-contractual obligations arising out of or in connection with any of them are governed by South African law.

42.     JURISDICTION

42.1.    The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg (or any successor to that division) in regard to all matters arising from the Finance Documents (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

42.2.    Each Obligor agrees that the High Court courts of South Africa, Gauteng Local Division, Johannesburg is the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

42.3.    This clause 42 is for the benefit of the Finance Parties only and as a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

SIGNED at ____________________________ on _______________________ 2018

For and on behalf:

ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)

(as Mandated Lead Arranger)

Signature
Name of Signatory
Designation of Signatory

SIGNED at ____________________________ on _______________________ 2018

For and on behalf:

ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)

(as Mandated Lead Arranger)

Signature
Name of Signatory
Designation of Signatory

SIGNED at _________________________ on __________________________2018

For and on behalf of:

ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)

(as Original Lender)

Signature
Name of Signatory:
Designation of Signatory:

SIGNED at _________________________ on __________________________2018

For and on behalf of:

ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)

(as Original Lender)

Signature
Name of Signatory:
Designation of Signatory:

SIGNED at                                on this              day of                                       2018.

For and on behalf of

ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)

(as Hedge Provider)

                                            ___

Signatory:

Capacity:

Who warrants his authority hereto

SIGNED at                                on this              day of                                       2018.

For and on behalf of

ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)

(as Hedge Provider)

                                            ___

Signatory:

Capacity:

Who warrants his authority hereto

SIGNED at _________________________ on __________________________2018

For and on behalf of:

DRDGOLD LIMITED

(as Borrower and Original Obligor)

Signature
Name of Signatory:
Designation of Signatory:

SIGNED at                                            on this              day of                                       2018.

For and on behalf of

ERGO MINING PROPRIETARY LIMITED

(as Original Obligor and Hedge Counterparty)

Signature
Name of Signatory:
Designation of Signatory:

SCHEDULE 1 –  THE ORIGINAL PARTIES

PART I

The Original Obligors

Name of Borrower	Registration number (or equivalent)
DRDGold Limited	1895/000926/06
Name of Original Guarantor	Registration number (or equivalent)
ERGO Mining Proprietary Limited	2007/004886/07

Name of Hedge Counterparty	Registration number (or equivalent)
ERGO Mining Proprietary Limited	2007/004886/07

SCHEDULE 2 – CONDITIONS PRECEDENT

PART I

Conditions Precedent to Initial Utilisation

1.        ORIGINAL OBLIGORS

1.1.        A copy of the constitutional documents of each Original Obligor.

1.2.        A copy of a resolution of the board of directors of each Original Obligor:

1.2.1.        approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.2.2.        authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3.        authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3.        A specimen of the signature of each person authorised by the resolution referred to in clause 1.2.2 of this Part I of Schedule 2.

1.4.        To the extent required by the Companies Act or other applicable law, and with reference to the constitutional documents of an Obligor, a copy of a resolution duly passed by the holders of the issued shares of that Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Obligor is a party.

1.5.        A certificate of the Borrower and each other Original Obligor (signed by a director) confirming that borrowing or guaranteeing or hedging, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

1.6.        A certificate of an authorised signatory of the Borrower and each other Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signature Date.

1.7.        A legal opinion of Poswa Inc., legal advisers to the Lender in South Africa, on the legality, validity and enforceability of the Finance Documents.

1.8.        A legal opinion of Edward Nathan Sonnenbergs Inc., legal advisers to the Obligors in South Africa, on the capacity and authority of the Obligors to execute the Finance Documents.

2.        FINANCE DOCUMENTS

A duly executed original of each of the following Finance Documents:

2.1.        this Agreement;

2.2.        each Fee Letter;

2.3.        the following Security Documents executed by the Original Obligors specified below opposite the relevant Security Document:

Name of parties	Security Document
The Original Obligors and the Lender	Pledge and Cession in Security Agreement

2.4.        the Further Rights Letter; and

2.5.        the Subordination Agreement.

3.        OTHER DOCUMENTS AND EVIDENCE

3.1.        A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

3.2.        Each of the following in respect of the Pledge and Cession Agreement:

3.2.1.        the original share certificates in respect of the pledged shares;

3.2.2.        the original share transfer forms signed by the pledgor of the pledged shares and blank as to transferee; and

3.2.3.        a resolution of the directors of the companies of the pledged shares of which are pledged acknowledging such pledge and agreeing to give effect to any transfer of the pledged shares pursuant to the terms of such pledge.

3.3.        The Original Financial Statements of each Original Obligor.

3.4.        Evidence that the fees, costs and expenses then due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid.

3.5.        Such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any other Finance Party) in order for each other Finance Party to carry out and be satisfied it has complied with all necessary "know your customer" or similar identification procedures under applicable laws and regulations (including the Financial Intelligence Centre Act, 2001) pursuant to the transactions contemplated in the Finance Documents.

3.6.        The Group Structure Chart.

3.7.        A letter from each Obligor’s insurance broker in relation to the cover in effect for the Group’s business confirming, among other things, that insurances are in place against such risks, in such amounts, with such waivers and upon such terms as are consistent with the provisions of clause 21.20 of this Agreement.

PART II

Conditions Precedent required to be delivered by an Additional Guarantor

1.        An Accession Letter, duly executed by the Additional Guarantor and the Obligors’ Agent.

2.        A copy of the constitutional documents of the Additional Guarantor.

3.        A copy of a resolution of the board of directors of the Additional Guarantor:

3.1.        approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

3.2.        authorising a specified person or persons to execute the Accession Letter on its behalf; and

3.3.        authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.        A specimen of the signature of each person authorised by the resolution referred to in clause 3 of this Part II of Schedule 2.

5.        To the extent required by the Companies Act or other applicable law, with reference to the constitutional documents of an Additional Obligor, a copy of a resolution duly passed by the holders of the issued shares of that Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Additional Guarantor is a party.

6.        A certificate of the Additional Obligor (signed by a director) confirming that borrowing and/or guaranteeing, or hedging, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.        A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.        A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.        If available, the latest audited financial statements of the Additional Obligor.

10.     A legal opinion of legal advisers to the Lender in South Africa, substantially in the form distributed to the Lender prior to signing the Accession Letter.

11.     A legal opinion of legal advisers to the Obligors in South Africa, substantially in the form distributed to the Lender prior to signing the Accession Letter.

12.     If the Additional Obligor is incorporated in a jurisdiction other than South Africa, a legal opinion of the legal advisers to the Lender in the jurisdiction in which the Additional Obligor is incorporated.

SCHEDULE 3 – REQUESTS

PART I

Utilisation Request

To:          [Lender]

From:      [Borrower]

Dated:     [●]

Dear Sirs

[Borrower ] - [●] Facility Agreement

dated [         ] (the "Agreement")

1           We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2           We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
Amount:	ZAR [●] or, if less, the Available Facility
Interest Period:	3 Months

3           We confirm that each condition specified in clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4           We confirm that no Default is continuing.

5           The proceeds of this Loan should be credited to [account].

6           This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[name of relevant Borrower]

SCHEDULE 4 – FORM OF TRANSFER CERTIFICATE

To:       [●] as Lender

From:   [the existing Lender] (the "Existing Lender") and [the new Lender] (the "New Lender")

Dated: [●]

Dear Sirs

[Borrower ] - [●] Facility Agreement

dated [         ] (the "Agreement")

1.        We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.        We refer to clause 23.4 of the Agreement (Procedure for transfer):

2.1.        The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by cession and delegation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with clause 23.4 of the Agreement (Procedure for transfer).

2.2.        The proposed Transfer Date is [●].

2.3.        The [Facility Office] / [office] and address through which the New Lender will perform its obligations, fax number and attention details for notices of the New Lender for the purposes of clause 28.2 (Addresses) of the Agreement are set out in the Schedule.

3.        The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clause 23.3.3 (appearing under (Limitation of responsibility of Existing Lenders)) of the Agreement.

4.        The New Lender agrees that it shall assume the same obligations towards each other Finance Party under the Finance Documents as if it had been an Original Lender.

5.        This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.        This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it] / [is] / [are] governed by South African law.

7.        This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[[Facility Office] / [Office], address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Lender and the Transfer Date is confirmed as [●].

[Lender ]

By:

Schedule 5 –  FORM OF ACCESSION LETTER

To:                   [●] as Lender

From:               [Subsidiary] and [Borrower]

Dated:             [●]

Dear Sirs

[Borrower ] - [●] Facility Agreement

dated [         ] (the "Agreement")

1           We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2           [Subsidiary] agrees to become an Additional [Guarantor] and to be bound by the terms of the Agreement as an Additional [Guarantor] pursuant to clause [24.2  (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3           [Subsidiary's] administrative details are as follows:

Address:               [●]

Fax No:                [●]

Attention:              [●]

4           This Accession Letter [and any non-contractual obligations arising out of or in connection with it] / [is] / [are] governed by South African law.

[Borrower]	[Subsidiary]
By:	By:

SCHEDULE 6 – FORM OF RESIGNATION LETTER

To:                   [●] as Lender

From:               [resigning Obligor] and DRDGold Limited

Dated:             [●]

Dear Sirs

DRDGold Limited - [●] Revolving Credit Facility Agreement

dated [         ] (the "Agreement")

1.        We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.        Pursuant to clause 24.3 (Resignation of a Guarantor,) we request that [resigning Obligor] be released from its obligations as a [Guarantor] under the Agreement.

3.        We confirm that:

3.1.        no Default is continuing or would result from the acceptance of this request;

3.2.        no payment is due from the resigning Obligor under any Finance Document; and

3.3.        [●]

4.        This Resignation Letter [and any non-contractual obligations arising out of or in connection with it] / [is] / [are] governed by South African law.

[DRDGold Limited]	[resigning Obligor]
By:	By:

SCHEDULE 7 – FORM OF COMPLIANCE CERTIFICATE

To:                   [●] as Lender

From:               [Borrower]

Dated:             [●]

Dear Sirs

[Borrower ] - [●] Facility Agreement

dated [         ] (the "Agreement")

1.        We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.        We confirm that we comply with the Financial Covenants in clause 20.2 (Financial Condition).

3.        [We attach a copy of the calculations applied by us in arriving at the confirmation described in this Compliance Certificate.]

4.        [We confirm that no Default is continuing.]

5.        [We confirm that the following companies constitute Material Companies for the purposes of the Agreement: [●].]

6.        [We confirm that the [aggregate EBITDA] / [aggregate gross assets], aggregate net assets and aggregate turnover]] of the Guarantors (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) exceeds [●]% of the [Consolidated EBITDA,] / [consolidated gross assets[, consolidated net assets and consolidated turnover] of the Group].]

……………………………..	……………………………..
Director	Director
[Company]

SCHEDULE 8 – EXISTING SECURITY

Name of Obligor	Security	Total principal amount of indebtedness, utility deposit, environmental claim or litigation secured
Cash held in Standard Bank of South Africa Limited account, number 301110 as collateral for guarantees related to utility deposits and environmental claims as at 30 June 2018
DRDGOLD	R5,104,000	R5,104,000
Ergo	R5,752,661	R5,752,661

SCHEDULE 9 – LMA FORM OF CONFIDENTIALITY UNDERTAKING

To:                   [insert name of Potential Purchaser] and [●] as Lender

From:               [insert name of Seller]

Dated:             [●]

Dear Sirs

[Borrower ] (the " Borrower ") - [●] Facility Agreement

dated [         ] (the "Agreement")

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the "Acquisition"). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.        CONFIDENTIALITY UNDERTAKING

You undertake:

1.1.        to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 2, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information; and

1.2.        until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.        PERMITTED DISCLOSURE

We agree that you may disclose:

2.1.        to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2.        subject to the requirements of the Agreement, to any person:

2.2.1.        to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this clause 2.2.1 has delivered a letter to you in equivalent form to this letter;

2.2.2.        with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this clause 2.2.2 has delivered a letter to you in equivalent form to this letter;

2.2.3.        to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

2.3.        notwithstanding clauses 2.1 and 2.2, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.        NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1.        of the circumstances of any disclosure of Confidential Information made pursuant to clause 2.2.3 except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function and you are prevented by such any applicable law or regulation from advising us of such disclosure; and

3.2.        upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.        RETURN OF COPIES

If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under clause 2.2.3.

5.        CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until:

5.1.        if you become a party to the Agreement as a lender of record, the date on which you become such a party to the Agreement;

5.2.        if you enter into the Acquisition but it does not result in you becoming a party to the Agreement as a lender of record, the date falling 24 (twenty four) months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or

5.3.        in any other case the date falling 24 (twenty four) months after your final receipt (in whatever manner) of any Confidential Information.

6.        NO REPRESENTATION, CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

6.1.        neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a "Relevant Person"):

6.1.1.        make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based, or

6.1.2.        shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2.        we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.        ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1.        This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2.        No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3.        The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.        INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.        NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and are also given for the benefit of the Borrower and each other member of the Group.

10.     GOVERNING LAW AND JURISDICTION

10.1.    This letter (including the agreement constituted by your acknowledgement of its terms) (the "Letter") and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by South African law.

10.2.    [The High Court of South Africa, Gauteng Local Division, Johannesburg (or any successor to that division)] have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

11.     DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

11.1.    "Confidential Information" means all information relating to the Borrower, any Obligor, the Group, the Finance Documents, [the] / [a] Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or [the] / [a] Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

11.1.1.     is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

11.1.2.     is identified in writing at the time of delivery as non-confidential by us or our advisers; or

11.1.3.     is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

11.2.    "Group" means the Borrower and its subsidiaries for the time being (as such term is defined in the Companies Act);

11.3.    "Permitted Purpose" means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

…................................

For and on behalf of

[Seller]

To: [Seller] the Borrower and each other member of the Group

We acknowledge and agree to the above:

…................................

For and on behalf of

[Potential Purchaser]

SCHEDULE 10 – MATERIAL COMPANIES

Name of Material Companies	Registration number
DRDGold Limited	1895/000926/06
Ergo Mining Proprietary Limited	2007/004886/07

SCHEDULE 11 – PERMITTED TRANSFEREES

Part 1: Local Banks

1.           Absa Bank Limited

1.           FirstRand Limited

2.           The Standard Bank of South Africa Limited

3.           Nedbank Limited

4.           Investec Bank Limited

Part 2: Foreign Banks

5.           Deutsche Bank Group AG

6.           Standard Chartered Bank

7.           Barclays Bank PLC

8.           UBS AG

9.           Citibank

10.        SMBC (Sumitomo Mitsui Banking Corporation)

11.        Royal Bank of Scotland

12.        HSBC

13.        Bank of China

14.        Bank of Taiwan

15.        China Construction Bank

16.        China Development Bank

17.        Industrial & Commercial Bank of China (ICBC)

18.        Credit Agricole

19.        Bank of Taiwan

20.        BNP Paribas

21.        West LB

22.        Allied Irish

23.        Societe Generale

24.        Goldman Sachs

25.        JPMorgan Chase Bank

26.        Credit Suisse

27.        Macquarie Bank

28.        Westpac Banking Corporation

29.        National Australia Bank

30.        Australia and New Zealand Banking Group Limited

31.        State Bank of India

32.        Bank of America Merill Lynch

33.        Natixis

34.        The Bank of Tokyo-Mitsubishi Limited

35.        State Bank of Mauritius

36.        The Mauritius Commercial Bank Limited

37.        The Mauritius Commercial Bank Investment Management

38.        Bank One (Mauritius)

39.        Afrasia Limited

40.        First Bank of Nigeria

41.        Ecobank

42.        Zenith Bank

43.        Mizuho

44.        Rabobank

45.        Commerzbank AG

46.        UniCredit

47.        National Bank of Abu Dhabi

48.        Indian Eximbank

49.        Afrexim Bank

50.        Bank One

51.        Bank Unico

52.        Banque des Mascareignes

53.        BMCE Bank International

54.        British Arab Commercial Bank

55.        Commercial Bank of Africa

56.        Common Wealth Bank of Australia

57.        Co-operative Bank of Kenya Ltd.

58.        Credit Agricole

59.        Diamond Trust Bank

60.        Emirates NBD

61.        Equity Bank

62.        Ghana International Bank

63.        ING

64.        ABN Amro Bank

Part 3: DFIs

1.           African Development Bank

2.           DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH

3.           Emerging Africa Infrastructure Fund

4.           European Investment Bank (EIB)

5.           Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. (FMO)

6.           International Finance Corporation (IFC)

7.           Kreditanstalt fuer Wiederaufbau (KfW)

8.           Kreditanstalt fuer Wiederaufbau – (IPEX)

9.           OPEC Fund for International Development (OFID)

10.        Development Bank of Southern Africa (DBSA)

11.        Industrial Development Corporation (IDC)

12.        Proparco

13.        African Finance Corporation (AFC)

14.        Trade and Development Bank (TDB)

15.        CDC Group plc

16.        Export Development Canada (EDC)

PART 4: Other Financial Institutions

1.           Old Mutual Specialised Finance (Proprietary) Limited

2.           Old Mutual Life Assurance Company (South Africa) Limited

3.           Sanlam Capital Markets Limited

4.           Sanlam Life Insurance Limited

5.           Sanlam Emerging Markets Limited

6.           Futuregrowth Asset Management (Pty) Ltd

7.           MMI Holdings Limited

8.           Momentum Asset Managers

9.           Mergence Investment Managers (Pty) Ltd

10.        Taquanta Asset Management

11.        Coronation Fund Managers Limited

12.        RMB Asset Management

13.        Titan Share Dealers (Proprietary) Limited

14.        Venfin Share Dealers (Proprietary) Limited

15.        Investec Asset Management (Proprietary) Limited

16.        Public Investment Corporation

17.        Absa Asset Managers

18.        Stanlib Limited

19.        Vantage Capital Group (Proprietary) Limited

20.        Prudential Portfolio Managers South Africa (Proprietary) Limited

21.        Fairtree Asset Management

22.        Saffron Asset Management

23.        Cadiz Asset Management

24.        Tantulum Asset Management

25.        Atlantic Asset Management

26.        Hollard Group

27.        Peregrine Holdings

28.        Ashburton Investments (Proprietary) Limited

29.        Prescient Investment Management Limited

30.        Prescient Evolution Clean Energy and Infrastructure Debt Fund Trust

31.        Citadel

32.        Gryphon

33.        Metope Investments

34.        Terebinth Capital

35.        Channel Life Insurance Limited

36.        Allan Gray Proprietary Limited

37.        KZN Growth Fund Trust

38.        Aluwani

39.        Anchor Capital

PART 5: Structured Vehicles

40.        iMpumelelo CP Note Programme 1 (RF) Limited

Any fund managed and/or controlled by any of the aforesaid financial institutions. Any Affiliates, subsidiaries or holding companies of and of the banks or financial institutions listed in this schedule and any trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

SCHEDULE 12 - EXISTING FINANCIAL INDEBTEDNESS

Rental of temporary power generation equipment Aggreko Energy Rental Proprietary Limited amounting to approximately R 14 034 000 on 30 June 2018 with an option to purchase that is accounted for as a finance lease in terms of IFRS 5 Leases.

Rental of Cognos Disclosure Management software including user licences from Merchant West Proprietary Limited amounting to R 664 125 on 30 June 2018 with an option to purchase that is accounted for as a finance lease in terms of IFRS 5 Leases.

SCHEDULE 13:  EXISTING INTER-COMPANY LOANS AT 2 JULY 2018

Lender	Borrower	ZAR
Non-dormant loans at 2 July 2018
DRDGOLD Limited	ERGO Mining (Pty) Ltd	203,744,417
ERGO Mining Operations (Pty) Ltd	DRDGOLD Limited	23,710,283
ERGO Mining (Pty) Ltd	ERGO Business Development Academy NPC	21,643,779
ERGO Mining (Pty) Ltd	ERGO Mining Operations (Pty) Ltd	41,233,892
ERGO Mining Operations (Pty) Ltd	East Rand Proprietary Mines Limited	301,479
ERGO Mining (Pty) Ltd	East Rand Proprietary Mines Limited	72,498
Dormant loans at 2 July 2018
Crown Consolidated Gold Recoveries Limited	DRDGOLD Limited	245 316 409
DRDGOLD Limited	Crown Consolidated Gold Recoveries Limited	153 900 000
Crown Consolidated Gold Recoveries Limited	ERGO Mining (Pty) Ltd	23 245 616

Key

Obligor

Non-Obligor